Exhibit 10.1

LOAN, GUARANTY AND SECURITY AGREEMENT

Dated as of May 12, 2015

Among

RICEBRAN TECHNOLOGIES

(Borrower)

The Guarantors

and

FULL CIRCLE CAPITAL CORPORATION

(As Agent and as Lender)

TABLE OF CONTENTS

1.	DEFINITIONS.	1

2.	BORROWING.	12

3.	INTEREST AND FEES.	17

4.	REPRESENTATIONS AND WARRANTIES OF GRANTORS	18

5.	COLLATERAL.	21

6.	FINANCIAL COVENANTS.	22

7.	COLLATERAL COVENANTS.	22

8.	NEGATIVE COVENANTS.	25

9.	REPORTING AND INFORMATION.	27

10.	INSPECTION RIGHTS; EXPENSES; ETC.	30

11.	RIGHTS OF SETOFF, APPLICATION OF PAYMENTS, ETC.	30

12.	ATTORNEY-IN-FACT	30

13.	DEFAULTS AND REMEDIES.	31

14.	INDEMNIFICATION.	34

15.	GUARANTY.	34

16.	GENERAL PROVISIONS.	40

17.	AGENT.	48

Attachments:

Schedule

Exhibit A – Form of Borrowing Base Certificate
Exhibit B – Form of Compliance Certificate

LOAN, GUARANTY AND SECURITY AGREEMENT

This LOAN, GUARANTY AND SECURITY AGREEMENT (this “Agreement”) is entered into as of May 12, 2015 between RiceBran Technologies, a California corporation, (“Borrower”), NutraCea, LLC (“NutraCea”), Rice Rx, LLC (“Rice”), Rice Science LLC (“Rice Science”), SRB-MERM, LLC (“MERM”), SRB-LC, LLC (“LC”), SRB-MT, LLC (“MT”), SRB-WS, LLC (“WS”) SRB-IP, LLC (“IP”), each of the foregoing a Delaware limited liability company, Healthy Natural, Inc., a Nevada corporation (“H&N”), The RiceX Company, a Delaware corporation, (“RiceX”) and RiceX Nutrients, Inc., a Montana corporation (“Nutrients,” and together with NutraCea, Rice, Rice Science, MERM, LC, MT, WS, IP, H&N and RiceX, each a  “Guarantor” and collectively, the “Guarantors”, and Borrower and Guarantors are collectively referred to as the “Grantors”) and Full Circle Capital Corporation, a Maryland corporation ("Agent" and a “Lender”).

RECITALS:

WHEREAS, the Grantors have requested that Lenders provide Borrower with a secured lending facility; and

WHEREAS, the Grantors acknowledge that the proceeds of the Term Loan and Revolving Loan made hereunder to the Borrower will, directly and indirectly, materially benefit Borrower and each Grantor; and

WHEREAS, Lenders are willing to provide a secured lending facility to Borrower on the terms set forth in this Agreement.

NOW, THEREFORE, Borrower, Agent and Lenders hereby agree as follows:

1.             Definitions.  For purposes of this Agreement:

“Accounts” means all presently existing or hereafter arising accounts receivable due to any Grantor (including medical and health-care-insurance receivables), book debts, notes, drafts and acceptances and other forms of obligations now or hereafter owing to any Grantor, whether or not arising from the sale or lease of goods or the rendition of services by any Grantor (including any obligation that might be characterized as an account, contract right, general intangible or chattel paper under the UCC), all of each Grantor’s rights in, to and under all purchase orders now or hereafter received by such Grantor for goods and services, all proceeds from the sale of Inventory, all monies due or to become due to any Grantor under all contracts for the sale or lease of goods or the rendition of services by such Grantor (whether or not yet earned) (including the right to receive the proceeds of said purchase orders and contracts), all collateral security and guarantees of any kind given by any Loan Party with respect to any of the foregoing, all amounts payable to any Grantor under any insurance policy and all goods returned to or reclaimed by any Grantor that correspond to any of the foregoing.

“Adjusted EBITDA” means, for any period, EBITDA plus  (i) share based compensation expense (stock option grants and stock grants), (ii) gain or loss for sale of fixed assets, (iii) losses from impairment of long lived assets, (iv) financing expenses related to debt issuances with derivative rights, (v) losses from extinguishment of debt, (vi) foreign currency gains and losses, (vii) derivative warrant liability expense or income, and (viii) non-recurring severance payments, provided that such non-recurring severance payments do not exceed $50,000, plus any other items or amounts agreed to by Agent in its sole discretion (“Agent Adjustments”).  Adjusted EBITDA shall be calculated on a trailing twelve month basis. For any period ending on or before June 30, 2016, Adjusted EBITDA shall be annualized for the period commencing as of July 1, 2015 to the date of measurement. Adjusted EBITDA shall exclude Borrower’s Brazil segment.

“Affiliate” means, with respect to a Person, (a) any family member, executive officer or director of such Person, and (b) any Person (i) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such given Person, (ii) that, directly or indirectly beneficially owns or holds 10% or more of any class of voting stock, membership interests, partnership interests or other interest of such Person or any subsidiary of such Person, or (iii) 10% or more of the voting stock, membership interests, partnership interests or other interest of which is directly or indirectly beneficially owned or held by such Person or a subsidiary of such Person.  The term “control” means the possession of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, membership interests, partnership interests or other interest, by contract or otherwise.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrower Pledge Agreement” means the agreement dated as of the date hereof executed by Borrower with respect to the equity of its wholly-owned subsidiaries and 50% of its equity interest in Nutra SA, LLC, a Delaware limited liability company (“Nutra”).

“Borrowing Base” has the meaning set forth in Item 1 of the Schedule.

“Borrowing Base Certificate” means the certificate, substantially in the form of Exhibit A, with appropriate insertions, to be submitted to Lenders by Borrower pursuant to this Agreement and certified as true and correct in all material respects by the Chief Executive Officer or the Chief Financial Officer of Borrower.

“Business Day” means any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of New York or which is a day on which a Lender is otherwise closed for transacting business with the public.

"Capital Expenditures" mean with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets, software or additions to Equipment (including replacements, capitalized repairs and improvements) which are required to be capitalized under GAAP on a balance sheet of such Person.

“Change of Control” means the occurrence of one or more of the following events: (1) the acquisition after the date of this Agreement, directly or indirectly, by any Person or group (within the meaning of Sections 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of securities of Borrower possessing more than 20% of the total combined voting power of all outstanding securities of Borrower; (2) individuals who on the date hereof constitute the Board of Directors of the Borrower (together with any new directors whose election by the Board of Directors or whose nomination for election by the Borrower’s stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who were either members of the Board of Directors on the date hereof or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or (3) the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of Borrower.

“Closing Date” means the date as of which this Agreement is dated.

“Collateral” has the meaning set forth in Section 5(a).

“Customer” means any customer of any Grantor.

“Default” has the meaning set forth in Section 13(a).

"EBITDA” shall equal the Loan Parties’ consolidated net income (excluding extraordinary gains or losses) before provision for interest expense, taxes, depreciation and amortization.

“Eligible Accounts” means those Accounts arising from the sale of Inventory, sale of Extruders, or performance of services in the ordinary course of any Borrower's business, net of all credits and rebates; provided, however, that Eligible Accounts shall not include the following:

(a)           any Account which has remained unpaid for more than the number of days specified in Item 2(a) of the Schedule;

(b)           Accounts with respect to which the Customer is an Affiliate of a Grantor;

(c)            Accounts with respect to which services or goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by the Customer may be conditional;

(d)           Accounts with respect to which the Customer (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States of America or any state thereof; or (iii) is the government of any foreign country or of any state, province, municipality, or other political subdivision thereof; except to the extent that such Account is secured or payable by a letter of credit satisfactory to Agent and Lenders in their discretion;

(e)           Accounts as to which the perfection, enforceability, or validity of Agent’s Collateral or security interest in such Account, or Agent’s right or ability to obtain direct payment to Lenders of the proceeds of such Account, is governed by any federal or state statutory requirements other than those of the Uniform Commercial Code, including any Account subject to the Federal Assignment of Claims Act of 1940; provided, however, that an Account shall not be deemed ineligible by reason of this clause (e) if Borrower has completed all of the steps necessary, in the discretion of Agent, to comply with the Federal Assignment of Claims Act of 1940 with respect to such Account;

(f)            Accounts which may be subject to any offset, recoupment or dispute by the Customer, whether as the result of goods sold or services rendered by the Customer to any Grantor, any contractual arrangement between the Customer and such Grantor (including any lease) or otherwise, but only to the extent of any such offset, recoupment or dispute, as demonstrated by a report prepared by Borrower in form and substance satisfactory to Agent;

(g)           all of the Accounts owed by a Customer if the percentage of the aggregate outstanding dollar amount of such Accounts owed by such Customer not considered as Eligible Accounts under clause (a) above, determined as a percentage of all Accounts, is equal to or greater than the Cross Aging Percentage specified in Item 2(b) of the Schedule;

(h)           Accounts for which services have not yet been rendered to the Customer or the goods sold have not yet been delivered to the Customer (commonly referred to as “pre-billed accounts”);

(i)             Accounts owed by a Customer not previously approved in writing by Lenders where the dollar value for the aggregate amount of Accounts owed by such Customer is greater than the percentage of any Grantor’s Eligible Accounts specified in Item 2(c) of the Schedule, but only to the extent of such excess;

(j)             any Account with respect to all or part of which a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment, and returned uncollected for any reason;

(k)           any Account with respect to which any Grantor has extended the time for payment other than in the ordinary course of its business without the consent of Lenders;

(l)             any Account with respect to which any one or more of the following events has occurred to the Customer on such Account:  death or judicial declaration of incompetency of a Customer who is an individual; the filing by or against the Customer of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Customer for the benefit of creditors; the appointment of a receiver or trustee for the Customer or for any of the assets of the Customer, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Bankruptcy Code; the institution by or against the Customer of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Customer; the sale, assignment, or transfer of all or any material part of the assets of the Customer; the nonpayment generally by the Customer of its debts as they become due; or the cessation of the business of the Customer as a going concern;

(m)          any Account which arises out of finance or similar charges;

(n)           any Account in which Agent does not have a duly perfected, first priority security interest, subject to no other Lien other than Permitted Liens;

(o)           any Account which arises under a contract or arrangement covered by a performance or surety bond on behalf of any Grantor, unless the Person providing such performance or surety bond has delivered a reasonably acceptable Lien waiver to Agent; or

(p)           any Account which is evidenced by a note, draft, trade acceptance, or other instrument for the payment of money where such instrument, document, chattel paper, note, draft, trade acceptance or other instrument has not been endorsed and delivered by any Grantor to Agent.

(q)           Those Accounts where Agent, at Agent’s reasonable discretion, has notified Borrower that such Account or Customer is not acceptable to Agent.

(r)            any Account which arises from the sale of Extruders in excess of $250,000 in the aggregate at any time.

“Eligible Inventory” means and includes that Inventory (other than packaging materials, labels, supplies and Extruders) of Grantors located in the continental United States.  Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless:

(a)           it is raw materials or finished goods scheduled;

(b)           at all times it strictly complies with all of Grantors’ warranties, covenants and representations to Lender set forth in Section 4(b) hereof;

(c)           it is in good, new and salable condition and has not been returned by any Customer;

(d)           it is not slow moving, obsolete or unmerchantable, in Agent’s discretion;

(e)           it is not within 90 days of its stated expiration or “best before” date;

(f)            it meets all standards imposed by any governmental agency or authority such that any Customer that is a governmental agency or authority would have no grounds to refuse delivery or payment on the basis of failure to such standards;

(g)           it is at all times subject to Agent’s duly perfected, first-priority security interest and there exists no other Lien thereon other than Permitted Liens;

(h)           it is in Grantors’ possession and control situated at a location disclosed to Agent in compliance with this Agreement, the Inventory is not in transit, Grantors’ books reflect the Inventory, the Inventory is insured under insurance policies maintained in accordance with Section 7(f), and the insurance policy lists Agent as lender’s loss payee;

(i)             it is not in the hands of any third party, including a warehouseman, finisher, consignee, bailor, etc., unless such arrangement is fully disclosed to Agent in writing and Grantors shall have provided to Agent such waivers, acknowledgments and other items requested by Agent in its discretion;

(j)             it is not subject to any license or other agreement that limits, conditions, or restricts Grantors’ or Agent’s right to sell or otherwise dispose of such Inventory;

(k)           Grantors own such Inventory and such Inventory is not in Grantors’ possession based upon any consignment, guaranteed sale, or similar basis; and

(l)             it is not of a type that Agent, in its reasonable discretion, has determined is not Eligible Inventory.

“Equipment” means all of each Grantor’s machinery, apparatus, equipment, motor vehicles, tractors, trailers, rolling stock, fittings, fixtures and other tangible personal property of every kind and description, together with all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor, including without limitation Extruders when used in the operation of any Grantor’s business.

“Excluded Collateral” shall mean, with respect to any Grantor:

(i) any intent-to-use trademark applications unless and until a statement of use or amendment to allege use is filed and accepted by the United States Patent and Trademark Office;

(ii) interests in joint ventures and non-wholly owned subsidiaries that cannot be pledged without the consent of any Person other than the Grantors; and

(iii) assets as to which it is determined by Agent, that the burden and cost of perfecting a security interest therein outweighs the benefit to the Agent and Lenders of the security to be afforded thereby.

“Extruders” shall mean Borrower’s proprietary extruders which may be either (i) used in the operation of Borrower’s business, and therefor constitute Equipment from time to time or (ii) held by Borrower for the purpose of sale, lease or being furnished under a contract of service, and therefor constitute Inventory from time to time.

“Fixed Charges” means for any period the sum of Total Debt Service, Capital Expenditures and cash taxes, but excluding the same from Borrower’s Brazil segment.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination and applied on a consistent basis.

“General Intangibles” means all of each Grantor’s present and future general intangibles and all other presently owned or hereafter acquired intangible personal property of each Grantor (including payment intangibles, all rights under insurance policies and any and all choses or things in action, goodwill, patents and patent applications, tradenames, servicemarks, trademarks and trademark applications, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, infringement claims, software, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, tax refunds and tax refund claims) other than Goods and Accounts, as well as each Grantor’s books and records relating to any of the foregoing.

“Goods” means all of each Grantor’s present and hereafter acquired goods, as defined in the UCC, wherever located, including imbedded software to the extent included in “goods” as defined in the UCC.

“Guarantor” means each of the entities identified as Guarantors in the Recitals hereto and any other Person that has guaranteed all or any part of the Obligations, and “Guarantors” means all such Persons collectively.

“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and trade payables entered into in the ordinary course of business of such Person), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the indebtedness of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; and (ix) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; (x) obligations of such Person in respect of any exchange traded or over the counter derivative transaction (xi) the Subordinated Debt.

“Inventory” means all of each Grantor’s inventory as defined in the UCC, together with all of each Grantor’s present and future inventory, including goods held for sale or lease or to be furnished under a contract of service and all of each Grantor’s present and future raw materials, work in process, finished goods, shelving and racking upon which the inventory is stored and packing and shipping materials, wherever located, and any documents of title representing any of the above.

 “Irgovel” means Industria Riograndese de Oleos Vegetais Ltda, a limited liability company organized under the laws of the Federative Republic of Brazil.

“Irgovel Escrow Account” means that certain escrow account established by U.S. Bank National Association in San Francisco, California under that certain Escrow Agreement, dated as of February 18, 2008, which was entered into by Borrower, the selling security holders and U.S. Bank National Association in connection with Borrower’s purchase of 100% of the total capital stock of Irgovel.

“Irgovel Investments” shall mean investments, loans and advances made after the date hereof from Borrower to Irgovel or from Borrower to Nutra, but investments, loans and advances from Borrower to Nutra shall only constitute Irgovel Investments to the extent Nutra disburses such funds to Irgovel.

“Lien” means any security interest, security title, mortgage, deed to secure debt, deed of trust, lien, pledge, charge, conditional sale or other title retention agreement, or other encumbrance of any kind in respect of any property, including the interest of each lessor under any capital lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

“Loans” means the Revolving Loan, the Term Loan and any other extensions of credit made pursuant to Section 2(g) hereunder.

“Loan Documents” means, collectively, this Agreement and all other agreements, instruments, certificates and other documents executed and/or delivered in connection with this Agreement, including collateral documents, security agreements, pledges, guaranties, mortgages, deeds of trust, assignments, subordination agreements, intercreditor agreements and all other agreements executed and/or delivered by any Loan Party or any Affiliate of any Loan Party pursuant hereto or in connection herewith, in each case as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Loan Party” means each Grantor, any Guarantor, any other Person primarily or secondarily, directly or indirectly, liable on any of the Obligations, or any other Person which has granted a Lien on any assets of such Person as collateral for any of the Obligations, and “Loan Parties” means all of the foregoing Persons collectively.

“Material Adverse Effect” means a material adverse effect on: (a) the business, financial condition, prospects, assets or liabilities of the Borrower and Guarantors, taken as a whole, (b) the ability of any Borrower to perform its material obligations under any Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement or the other Loan Documents or the rights or remedies of the Lenders hereunder or thereunder; provided, however, in the case of (a), (i) a material adverse effect shall be deemed not to have occurred if the effect at any time on the items listed in (a) would not be a material adverse effect under (a) if compared to the business, financial condition, assets or liabilities of the Borrower and Guarantors, taken as a whole, as the date of this Agreement, and (ii) any adverse effect caused by changes in GAAP shall be disregarded.

“Maturity Date” means the date specified on Item 7 of the Schedule.

“Maximum Revolver Amount” means the lesser of (i) the Revolver Commitment and (ii) the Borrowing Base.

“Mortgages” means mortgage or similar institutions of the real property of NutraCea located at 179 Court 15th Street, Mermentau, LA 70556 and at 3512 E. Bench Road, Dillon, MT 59725.

“Negotiable Collateral” means all of each Grantor's present and future letters of credit, advises of credit, notes, drafts, instruments, and documents, including, without limitation, bills of lading, leases, and chattel paper, and Grantor's books and records relating to any of the foregoing.

“Obligations” means all Indebtedness, obligations and liabilities of each Grantor to the Agent and Lenders under this Agreement and under each other Loan Document of every kind and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, including any overdrafts, whether for payment or performance, now existing or hereafter arising, whether presently contemplated or not, regardless of how the same arise, or by what instrument, agreement or book account they may be evidenced, or whether evidenced by any instrument, agreement or book account, including, but not limited to, all loans (including any loan by modification, renewal or extension), all undertakings to take or refrain from taking any action, and all interest, taxes, fees, charges, expenses and attorney’s fees  chargeable to any Grantor or incurred by a Lender pursuant to this Agreement or any other Loan Document.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“Permitted Liens” means (a) Liens or charges for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof and for which appropriate reserves have been established in accordance with GAAP on the books and records of the Grantors; (b) letters of credit, deposits or pledges to secure (i) statutory obligations, (ii) surety or appeal bonds, (iii) bonds for release of attachment, stay of execution or injunction, or as otherwise may be required pursuant to applicable rule, regulation, statute or interpretation by any governmental authority; (c) statutory Liens on property arising in the ordinary course of business which, in the aggregate, do not materially impair the use of such property or materially detract from the value of such property; (d) Liens existing on the Closing Date and described on Item 3 of the Schedule including replacement Liens on the assets subject to such Liens; (e) Liens consisting of judgment or judicial attachment liens (other than the Liens described in clause (a) above) that do not constitute a Default hereunder; (f) Liens consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security (g) Liens on Equipment securing all or part of the purchase price of such Equipment; provided, however, that (i) such Lien is created contemporaneously with the acquisition of such Equipment, (ii) such Lien attaches only to such specific items of Equipment so acquired, and (iii) such Lien secures only the indebtedness incurred to acquire such Equipment; (h) Liens in favor of the Agent or any Lender securing the Obligations, (i) attachments, judgments and other similar Liens arising in connection with court proceedings that do not constitute a Default, (j) easements, rights of way, restrictions (including zoning restrictions and covenants or conditions contained in licenses or agreements), encroachments, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Grantors, (k) any interest or title of lessor under any lease or sublease not prohibited hereby, in each case, pertaining to assets that are not owned by any Grantor and to the extent such lease or sublease has been entered into by Grantors in the ordinary course of their business and covering only the assets so leased, (l) Liens (A) arising in the ordinary course of business of collection of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits including brokers Liens, bankers Liens, rights of set-off and other similar Liens which are within the general parameters customary in the banking industry, (m) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods, (n) leases, subleases, licenses, sub-licenses and other similar encumbrances incurred in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of Grantors, (o) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business, (p) workmens’, materialmens’ or other similar Liens, (q) Liens consisting of licenses of intellectual property to third parties in the ordinary course of business to the extent otherwise permitted hereunder, and (r) mechanic’s Liens, carrier’s Liens and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, performance and return of money bonds and other similar obligations, incurred in the ordinary course of business, provided that such Liens are pursuant to statutory requirements and/or common law, (s) Liens on rebates of premiums in connection with the financing of premiums for ordinary course insurance policies, and (t) those Liens that are expressly subordinated to the Liens of Agent and Senior Lender as set forth in a Subordination Agreement in form and substance acceptable to Agent.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

“Required Lenders” means, at any time, those Lenders holding in excess of a majority of the Revolver Commitment, the outstanding principal amount of the Term Loan and any additional loans pursuant to Section 2(g) hereof, in the aggregate.

“Revolver Commitment” means $3,500,000.

“Revolving Loans” have the meaning set forth in Section 2(a)(i) hereof.

“Run-Rate EBITDA” means the greater of (i) the Borrower’s most recent quarter’s Adjusted EBITDA multiplied by 4 and (ii) the Borrower’s two most recent quarter’s Adjusted EBITDA multiplied by 2, in each case excluding Borrower’s Brazil segment.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“Senior Debt” means the Obligations under this Agreement, including the then outstanding Revolving Loan balance, the Term Loan and any additional loans advanced under Section 2(g) hereof.

“Subordinated Debt” means that certain subordinated debt of the Borrower in the original principal amount of $6,500,000.

“Subordination Agreement” means that certain subordination agreement with respect to the Subordinated Debt, among the Agent, the Borrower, and the subordinated creditors named therein, dated on or about the date hereof.

“Subsidiary Pledge Agreement” means the agreements dated as of the date hereof executed by NutraCea, LLC, SRB-LC, LLC and RiceX Company with respect to the equity of their respective subsidiaries.

“Term Loan” shall have the meaning set forth in Section 2(b)(i) hereof.

“Term Loan Commitment” means $2,500,000.00.

“Total Debt” means as at any date of determination, the aggregate stated balance sheet amount of consolidated Indebtedness of Borrower, but excluding the Indebtedness of Borrower’s Brazil segment .

“Total Debt Service” means interest, with respect to any applicable period plus scheduled payments of principal with respect to Total Debt.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests; provided, however, that to the extent that the UCC is used to define any term herein or in any other documents and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

“Validity Agreement” means, collectively, the information and support agreement by each Grantor as of the date hereof, in favor of Agent, together with any additional or replacement validity agreements executed after the date hereof.

“Warrant” means those certain warrants issued by Borrower in favor of each Lender or its respective Affiliate on the Closing Date.

Other Definitional Provisions.  References to the “Schedule” or any “Section” or “Exhibit” refer to the Schedule or a section or exhibit, respectively, of this Agreement unless otherwise specifically provided.  Any of the terms defined in Section 1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.  In this Agreement: words importing any gender include the other genders; the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement; references to any Person includes their respective permitted successors and assigns or people succeeding to the relevant functions of such Persons; any and all terms which are defined in the UCC and are not defined herein shall be construed and defined in accordance with the definition of such terms under the UCC; accounting terms not defined herein shall have the respective meanings given them under GAAP; all accounting computations and presentations shall be performed in accordance with GAAP; all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; all references to time of day shall refer to New York, New York time; and all references to Obligations of Borrower shall mean the joint and several obligations of the Grantors, including the Borrower.

2.             Borrowing.

(a)           Revolving Loan.  From time to time Borrower may request, and Lenders will, severally and not jointly, subject to the other terms and conditions of this Agreement, lend to Borrower, in a minimum amount of $100,000, up to an amount equal to the Maximum Revolver Amount at any time (the “Revolving Loan”).  Any request for a Revolving Loan hereunder must be received by Agent, together with the accompanying Borrowing Base Certificate and all other required information, no later than 11:00 a.m., New York, New York time on a Business Day in order for such loan to be made on the following Business Day.  Borrower may repay amounts owed under the Revolving Loan at any time, and such amounts that are repaid may be reborrowed upon the terms and conditions of this Agreement. Subject to the terms and conditions herein, $1,000,000 of Revolving Loans shall be requested by Borrower and made available by Lenders to or for the benefit of Borrower on the Closing Date.

(b)           Term Loan.

(i)            Subject to the terms and conditions of this Agreement, Lenders shall lend the Term Loan Commitment on the Closing Date to or for the benefit of Borrower, in one advance (the “Term Loan”).

(ii)          Amounts borrowed under this Section 2(b) and repaid or prepaid may not be reborrowed.

(c)           Maturity.  The entire unpaid balance of the Revolving Loan, the Term Loan and all other Obligations shall be due and payable on the Maturity Date.

(d)           Standards.  Subject to the definitions of the terms Eligible Accounts, Agent will determine eligibility and the loan value of Collateral, in its sole discretion, consistent with Agent’s experience, prudent business judgment and standards of commercial reasonableness applicable to asset-based credits and in good faith.  Any Loans requested by a Borrower and made by Agent or at any time outstanding in excess of the Borrowing Base or any other limitation set forth in this Agreement will, nevertheless, be subject to the terms of this Agreement, will constitute Obligations for all purposes and be entitled to the benefits of the Collateral.

(e)            Persons Authorized to Request Loans.  Borrower hereby authorizes and directs Agent and Lender to make Loans to or for the benefit of Borrower upon receipt of instructions from any of the persons listed on Item 4 of the Schedule.  Agent shall have no liability whatsoever to Borrower or any other Person for acting upon any such instructions which Agent, in good faith, believes were given by any such person, and Agent shall have no duty to inquire as to the propriety of any disbursement.  Agent is hereby authorized to make the Loans provided for herein based on instructions received by facsimile, electronic mail, telephone or other method of communication from any of such persons.  Although Agent shall make a reasonable effort to determine the person’s identity, Agent shall not be responsible for determining the authenticity of any such instructions, and Agent may act on the instructions of anyone it perceives to be one of the persons authorized to request Loans pursuant to Item 4 of the Schedule.  Agent shall have the right to accept the instructions of any of the foregoing persons unless and until Agent actually receives from a Borrower (in accordance with the notice provisions of this Agreement) written notice of termination of the authority of that person.  Borrower may change persons designated to give Agent borrowing instructions only by delivering to Agent written notice of such change.  Borrower will ensure that each telephone instruction from any person designated in or pursuant to this paragraph shall be followed by written confirmation of the request for disbursement in such form as Agent makes available to Borrower from time to time for such purpose; provided, however, that Borrower’s failure to provide written confirmation of any telephonic instruction shall not invalidate such telephonic instruction.

(f)            Application of Remittances.  Each Grantor shall have entered into deposit account control agreements in the forms attached hereto as Exhibits D and E or any other form reasonably acceptable to Agent and Borrower (“Control Agreement”) with respect to each Grantor’s bank accounts naming Agent as an authorized person of such accounts.  Each Grantor will cause the proceeds of Accounts to be forwarded by all Customers directly to a lockbox designated by Agent.  Such lockbox shall be maintained by a bank designated by Agent and all payments received in such lockbox shall be deposited in a bank account in Grantor’s name and owned by Grantor at such bank designated by Agent for application to the Obligations.  All checks, cash or other remittances received by each Grantor, whether for application to Accounts or otherwise, will be received by each Grantor in trust for Agent, as provided in the Control Agreement, and each Grantor will turn over to Agent the identical remittances as speedily as possible, appropriately endorsed, if necessary, to be used as set forth in the Control Agreement.  Each Grantor will account fully and faithfully for and promptly pay or turn over to Agent proceeds in whatever form received of the sale or other disposition of any Collateral as provided in the Control Agreement, and each Grantor agrees that the inclusion of proceeds in “Collateral” will not be deemed to mean that Agent consents to each Grantor's disposition of Collateral other than in accordance with the terms of this Agreement.

(g)           Additional Loans. At any time within twenty-four (24) months after the Closing Date, Borrower shall be entitled to request that Lenders provide an increase in the Term Loan Commitment in a minimum increment of $500,000 and a total maximum of $2,000,000.  Any such increase shall be at the sole and absolute discretion of the Lenders but in any event shall (i) be secured by the Collateral on a pari passu basis with the then existing Obligations, (ii) not be granted if a Default is then occurring and continuing or would be caused thereby, (iii) not cause a violation of any financial covenant set forth in Item 21 of the Schedule; and (iv) be subject to the upfront fees set forth in Item 10(e) of the Schedule.

(h)           Conditions to Obligation to Make Loans.  Borrower acknowledges that each Lender’s obligation to make the Loans to Borrower is subject to the following terms and conditions:

(i)            Each Lender has no obligation to make the Revolving Loan or the Term Loan to Borrower or to extend any other financial accommodation to Borrower unless and until (A) each Grantor delivers to Lenders, in form and substance satisfactory to each Lender in its discretion, each agreement, instrument, legal opinion and other document specified on Item 6 of the Schedule, as applicable, unless waived by the Lenders, and (B) each other condition precedent specified on Item 6 of the Schedule has been satisfied or waived in a manner satisfactory to each Lender in its discretion.

(ii)          Each Lender’s obligation to make any Loans to Borrower and extend other financial accommodations to Borrower (including the initial Loans made on the Closing Date) is subject to the conditions that, as of the date of any such Loan or other accommodation, no Default will have occurred and be continuing hereunder, the Borrower shall be in compliance with the financial covenants set forth on Item 21 of the Schedule both before and after giving effect to the proposed borrowing, there will have occurred no Material Adverse Effect and Borrower’s representations and warranties set forth in this Agreement (including any amendment, modification, supplement or extension hereof), and the other Loan Documents will be true and correct in all material respects as if made on and as of the date of each subsequent credit request unless such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.  Each request for a borrowing or other financial accommodation by Borrower will be deemed to be a reaffirmation of each Grantor's warranties and representations hereunder.

(i)            Repayment of Loans.  Upon termination of this Agreement, or upon written demand by Agent upon the occurrence and during the continuance of a Default, Grantors will jointly and severally repay upon demand all of the Obligations.  If no demand is earlier made, Borrower will repay all Obligations in full, without demand or notice, on the termination date of this Agreement provided for in Item 7 of the Schedule.  If at any time for any reason, the aggregate outstanding principal amount of (i) the Revolving Loan exceeds the Maximum Revolver Amount or (ii) the Term Loan exceeds the Term Loan Commitment, Borrower will immediately, without notice or demand, repay the portion of the outstanding principal amount of the Revolving Loan and the Term Loan as the case may be, together with accrued and unpaid interest on the amount repaid, in an amount equal to such excess (it being understood that such excess amount, regardless of how it arose, shall nevertheless constitute an Obligation hereunder and be secured by all of the Collateral).  Borrower shall make each payment required hereunder or under any other Loan Document without setoff, deduction or counterclaim.

Upon the occurrence and during the continuance of a Default and acceleration of the Revolving Loan and the Term Loan by the Lenders, Borrower shall pay all of the Obligations at the prepayment premiums set forth in Item 10(d) of the Schedule upon demand (except in the case of a Default specified in Section 13(a)(vi) in which case such amounts shall become automatically due immediately upon such occurrence).

(j)             Maturity.  This Agreement will continue in full force and effect from the Closing Date until the termination date provided for in Item 7 of the Schedule.

(k)           Prepayments, Voluntary Termination.

(i)            Borrower may elect to prepay the Term Loan in increments of $500,000 at any time upon at least thirty (30) days’ prior written notice to Agent, together with the applicable prepayment fees as set forth in Item 10(d) of the Schedule.  Any prepayment in part shall be applied to the principal amount of the Term Loan payable at maturity and shall not affect the amortization pursuant to Section 2(o)(ii) hereof.  In the case of prepayment in whole, on the date specified in such notice, termination of this Agreement will be effective so long as the Borrower has paid to Lenders, in same day funds, an amount equal to the aggregate principal amount of the Term Loan and Revolving Loan outstanding on such date, together with accrued interest thereon, all other Obligations outstanding and unpaid have been paid in full in cash, and Borrower shall have executed and delivered to Agent and Lenders a payoff letter (containing indemnification provisions reasonably satisfactory to Agent and Lenders) and such other documentation as Agent shall reasonably require.

(l)            Termination on Default.  Notwithstanding the foregoing, should a Default occur and be continuing (giving effect to applicable grace periods and cure rights), the Required Lenders will have the right to terminate this Agreement at any time without prior notice.

(m)          Survival.  Notwithstanding termination of this Agreement, all the terms, conditions, and provisions hereof (including Agent’s security interest in the Collateral) will continue to be fully operative until all Obligations have been fully disposed of, concluded, paid and satisfied.  Agent shall have no obligation to release its Liens on any Collateral until (i) the Obligations have been repaid in full in cash in immediately available funds and (ii) the Borrower shall have executed and delivered to Lenders a payoff letter containing indemnification provisions reasonably satisfactory to Agent and Lenders and such other documentation as Lenders shall reasonably require. Notwithstanding anything herein to the contrary, upon the fulfillment of the preceding conditions in this Section 2(m), the Borrower’s obligations under the Warrant shall not constitute “Obligations” under this Agreement or any other Loan Document.

(n)           Payments as Loans.  If Agent, with the consent of Lenders, determines in its discretion that extensions of credit are necessary to protect the Collateral or to enhance the likelihood of repayment in full of the Obligations, Agent is hereby authorized, but not required, to make such extensions of credit and charge them to Borrower’s loan account whereupon such extension of credit shall be deemed part of the Obligations secured by the Collateral.

(o)           Mandatory Repayment.

(i)            Sales of Assets; Insurance Proceeds; Indebtedness.  Borrower shall be required to promptly prepay the Term Loan in an amount equal to one hundred percent (100%) of the net proceeds from (x) any sale or other disposition of assets outside the ordinary course of business, (y) from casualty insurance claims and (z) from incurrence or issuance of Indebtedness not permitted hereunder, but excluding for the avoidance of doubt operating leases, insurance premium financing and similar arrangements incurred in the ordinary course in an amount not to exceed $150,000 per transaction, and any such prepayments are subject to prepayment pricing as set forth in Item 10(d) of the Schedule.  Notwithstanding the foregoing, Borrower shall not be required to prepay the Term Loan provided that no Default has occurred and is continuing and (x) such proceeds do not exceed $100,000 in the aggregate during the term of this Agreement or (y) such proceeds are from the sale of the Borrower’s building, machinery and equipment located in Lake Charles, Louisiana, (“Lake Charles Assets”), provided that from the proceeds from the sale of the Lake Charles Assets, Borrower shall fund into escrow with the Agent, to be used to pay scheduled interest and principal under the Subordinated Debt in an aggregate amount not to exceed $225,000 and, after payment of such amounts, 50% of the remaining proceeds shall be used to prepay the Term Loan and the other 50% of the remaining proceeds may be retained by Borrower. For the avoidance of doubt, “net proceeds” as used in this Section shall mean those gross proceeds resulting from any transaction described in foregoing clauses (x) and (y) less reasonable brokerage, legal, accounting, tax and other fees and expenses, to the extent actually paid or payable by any Grantor.  In addition to the foregoing, the Borrower shall, at the request of the Agent and Lenders, repay the Loans in an amount equal to 50% of the net proceeds of any sale of equity, including upon the exercise of any warrants.

So long as a Default is not then continuing, if Borrower sells all or any portion of the Lake Charles Assets and the proceeds from such sale are used in accordance with this Section 2(o)(i), Agent and Lenders shall, in accordance with Section 17(e) of this Agreement, authorize Borrower to take all necessary actions to reflect the termination of any Lien against the Lake Charles Assets pursuant to this Agreement, including without limitation the filing of any termination statements and the recording of any modification to a mortgage. Agent and the Lenders shall cooperate with Borrower to effect the foregoing termination.

(ii)           Amortization.  Commencing in October 2016, Borrower shall be required to repay the original principal balance of the Term Loan (in addition to any increase in the Term Loan pursuant to Section 2(g) hereof) to Lenders on the last Business Day of the 1st, 4th, 7th and 10th month of each calendar year in an amount equal to five percent (5%) of the original principal amount of the Term Loan (as recalculated from time to time to give effect to the increase of any additional Loans pursuant to Section 2(g) hereof).

(p)           Application of Amounts.  Except as otherwise specified herein, all payments and any other amounts received by the Agent from or for the benefit of Borrower shall be applied first to any outstanding fees, expenses and interest, hereunder and then to reduce the principal amount of the Revolving Loan. If there is no principal amount outstanding under the Revolving Loan, all payments and any other amounts received by the Agent from or for the benefit of Borrower shall be applied ratably to the remaining scheduled amortization payments of the Term Loan, in the inverse order or maturity.  Upon the occurrence and during the continuance of a Default, Agent shall be entitled to apply any and all proceeds of any payments and any other amounts received by the Agent from or for the benefit of Borrower in its sole and absolute discretion.

3.             Interest and Fees.

(a)           Interest on Loans.  Borrower will pay Lenders, or at Lenders’ option, Agent may charge Borrower’s loan account with interest on the average daily principal amount of Revolving Loan and Term Loan, respectively, outstanding hereunder, calculated monthly and payable in arrears on the first Business Day of each calendar quarter by 11:00 am New York City time, at a rate (computed on the basis of the actual number of days elapsed over a year of 365 days) equal to the sum of (i) LIBOR (as defined below), plus (ii) the interest margin specified in Item 8 of the Schedule (the “Interest Margin”).  LIBOR may not be the lowest or best rate at which Agent calculates interest or extends credit.  LIBOR for each calendar month shall be adjusted (if necessary) on the first day of such calendar month and shall be equal to LIBOR in effect as of the close of business on the last Business Day of the immediately preceding calendar month.  As used herein, “LIBOR” means, at any time, an interest rate per annum equal to the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) as published in the “Money Rates” section of The Wall Street Journal (or another national publication selected by Agent) as the one-month London Interbank Offered Rate for United States dollar deposits (or, if such page shall cease to be publicly available or, if the information/description contained on such page, in Agent’s sole judgment, shall cease to accurately reflect such London Interbank Offered Rate, then such rate as reported by any publicly available recognized source of similar market data selected by Agent that, in Agent’s reasonable judgment, accurately reflects such London Interbank Offered Rate). Notwithstanding the foregoing, in no event shall LIBOR at any time be less than 0.75% or greater than 1.25%.

(b)           Market Disruption Event.  If, at any time, a Lender reasonably determines (which determination shall be conclusive and binding) that (i) by reason of circumstances affecting the London interbank market generally, adequate and fair means do not exist for ascertaining LIBOR for the following month as provided in subsection (a) hereof, or (ii) disruptions in the short term money markets have materially and adversely affected such Lender’s cost of funds such that the interest rate hereunder does not adequately or fairly reflect such Lender’s cost of making, funding or maintaining the Loans hereunder, a “Market Disruption Event” will be deemed to have occurred and such Lender shall promptly notify Borrower thereof.  The rate of interest hereunder (the “Adjusted Rate of Interest”) shall be adjusted and shall thereafter be a rate equal to the sum of (x) the rate that such Lender reasonably determines (which reasonable determination shall be conclusive and binding) expressed as a percentage rate per annum, to be the cost to such Lender of funding the loan from its primary leverage provider, plus (y) the Interest Margin. Provided, however, in no event shall the Adjusted Rate of Interest exceed a rate of 12% per annum. Such Lender shall give prompt notice to Borrower of the Adjusted Rate of Interest.  Borrower shall begin to be charged interest at the Adjusted Rate of Interest effective as of the first day of the month following the month in which such Lender provides notice thereof to Borrower.

(c)           Default Interest.  To the extent permitted by law and without limiting any other right or remedy of Lenders hereunder, whenever there is a Default occurring and continuing under this Agreement, the rate of interest on the unpaid principal balance of the Obligations may, at the option of the Agent, and shall, at the option of the Required Lenders, be increased by adding the default margin identified on Item 9 of the Schedule to the interest rate otherwise in effect hereunder.  Lenders may charge such default interest rate retroactively beginning on the date the applicable Default first occurred or existed and for the period it is continuing.  Borrower acknowledges that:  (i) such additional rate is a material inducement to Lenders to make the Loans described herein; (ii) Lenders would not have made the Loans in the absence of the agreement of Borrower to pay such additional rate; (iii) such additional rate represents compensation for increased risk to Lenders that the Loans will not be repaid; and (iv) such rate is not a penalty and represents a reasonable estimate of (A) the cost to Lenders in allocating its resources (both personnel and financial) to the ongoing review, monitoring, administration and collection of the Loans, and (B) compensation to Lenders for losses that are difficult to ascertain.  In the event of termination of this Agreement by either party hereto, Lenders’ entitlement to this charge will continue until all Obligations are paid in full.

(d)           Fees.  Borrower will pay to Lenders the fees set forth in Item 10 of the Schedule.

(e)            No Usury.  Borrower acknowledges that Lenders do not intend to reserve, charge or collect interest on money borrowed under this Agreement at any rate in excess of the rates permitted by applicable law and that, should any interest rate provided for in this Agreement exceed the legally permissible rate(s), the rate will automatically be reduced to the maximum rate permitted under applicable law.  If Lenders should collect any amount from Borrower which, if it were interest, would result in the interest rate charged hereunder exceeding the maximum rate permitted by applicable law, such amount will be applied to reduce principal of the Obligations or, if no Obligations remain outstanding, will be refunded to Borrower.

(f)            Monthly Statements.  Agent will render a statement to Borrower each month for borrowings of Loans, payments, and other transactions pursuant to this Agreement, and such statement rendered by Agent will be binding upon Borrower unless Agent is notified in writing to the contrary within 30 days after the date such statement is rendered.

4.            Representations and Warranties of Grantors. Except as set forth in the disclosure letter separately delivered by the Grantors to Agent on even date herewith (“Disclosure Letter”), the Grantors hereby jointly and severally represent and warrant to Agent and Lenders that:

(a)            Authority, Compliance with Laws, Litigation, No Material Adverse Change, Etc.    (i) each Grantor’s exact legal name, type of organization, state of organization and organizational identification number are fully and accurately set forth on Item 11 of the Schedule, and each Grantor is duly organized and validly existing under the laws of such state of organization or incorporation; (ii) the execution, delivery, and performance of this Agreement and the other Loan Documents (A) are within each Grantor’s corporate or limited liability company powers, (B) have been duly authorized, (C) do not violate such Grantor’s charter documents, (D) (x) do not violate any law or regulation, including, without limitation, any law or regulation relating to occupational health and safety or protection of the environment applicable to such Grantor, or (y) any indenture, agreement, or other undertaking to which such Grantor is a party or by which such Grantor or such Grantor’s property is bound, except in the case of this clause (D) as would not cause a Material Adverse Effect; (iii) this Agreement and the other Loan Documents to which each Grantor is a party constitute valid, binding and enforceable obligations of such Grantor in accordance with the terms hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws applicable to creditors’ rights generally or by generally applicable equitable principles affecting the enforcement of creditors’ rights; (iv) each Grantor has no direct or indirect subsidiaries or other investments in other Persons, except as set forth on Item 12 of the Schedule; (v) each Grantor is in compliance in all material respects with all laws, rules and regulations applicable to such Grantor, including laws, rules or regulations concerning the environment, occupational health and safety and pensions or other employee benefits; (vi) except as set forth on Item 13 of the Schedule, there is no litigation or investigation pending against such Grantor (or, so far as such Grantor is aware, threatened in writing) which could reasonably be expected to have a Material Adverse Effect (taking into account any insurance coverage that has been acknowledged by the insurer); (vii) other than debt that is to be repaid from the proceeds of the first advance hereunder, each Grantor is not indebted to any other Person for money borrowed nor has any Grantor issued any guaranty of payment or performance by any other Person, except as permitted hereunder or as set forth on Item 14 of the Schedule; (viii) since December 31, 2014, there has been no Material Adverse Effect; and (ix) each Grantor is, and after giving effect to the initial Loans under this Agreement and the application of the proceeds of such Loans such Grantor will be, solvent and has sufficient revenues to pay such Grantor’s obligations as they come due and adequate capital with which to conduct such Grantor’s business.

(b)           Title to Assets, Other Collateral Matters.  (i) each Grantor has good and valid title to the Collateral, free of all Liens except for Permitted Liens, and no financing statement, mortgage, notice of Lien, deed of trust, security agreement, or any other agreement or instrument creating or giving notice of any Lien against any of the Collateral has been signed, authorized or delivered by such Grantor, except in a Lender’s favor or with respect to Permitted Liens; (ii) with regard to each Account as it arises, such Grantor will have made delivery of the goods or will have rendered the services ordered; (iii) all Inventory is in good condition, meets all applicable material governmental and industry standards and is currently usable or saleable in the ordinary course of such Grantor’s business; (iv) all Equipment is in good condition and state of repair, ordinary wear and tear excepted; (v) all Collateral meets applicable material government standards in all material respects; (vi) in the past five years, except as set forth on Item 15 of the Schedule (A) such Grantor has not used any other legal, trade or fictitious names, and (B) such Grantor has not been a party to any merger or purchased assets from any other Person other than in the ordinary course of business; and (vii) each of such Grantor’s chief executive office and principal place of business, all Inventory, all Equipment and all other Collateral is located at the addresses (including the county) set forth on Item 16 of the Schedule.

(c)           Ownership Structure.  (i) Item 17 of the Schedule accurately describes the authorized and outstanding   capital stock, membership interests or other equity interests for each Grantor, and (ii) the individual(s) or entities listed on Item 17 of the Schedule have, directly or indirectly, voting and managerial control of Borrower.

(d)           Additional Representations.  (i) no Grantor is engaged as one of its principal activities in owning, carrying or financing the purchase or ownership by others of “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System); (ii) no Grantor owns real property or leases real property other than as listed on Item 18 of the Schedule; and (iii) a list and brief description of all bank accounts maintained by any Grantor with any bank or financial institution is set forth on Item 19 of the Schedule.

(e)           Intellectual Property.  (i) Item 19A of the Schedule sets out a complete and accurate list of patents, trademarks, trade names and copyrights that each Grantor owns, is licensed or otherwise has the lawful right to use that is material to its business, (ii) each Grantor owns, is licensed or otherwise has the lawful right to use the permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes necessary and sufficient for the conduct of its business as currently conducted which are material to its business, (iii) there are no claims pending or, to Grantor's knowledge, threatened in writing, that any Grantor is infringing or otherwise adversely affecting the rights of any Person with respect to such permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes, except for such claims and infringements as do not, in the aggregate, give rise to any liability on the part of any Grantor, which has or is reasonably likely to have a Material Adverse Effect and (iv) the consummation of the transactions contemplated by the Loan Documents will not impair any Grantor's ownership of or rights under (or the license or other right to use, as the case may be) any permits and governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how or processes in any manner which has or is reasonably likely to have a Material Adverse Effect.

(f)            Foreign Assets Control Regulations and Anti-Money Laundering.

(i)            No Loan Party or any Affiliate thereof: (a) is a Sanctioned Person, (b) has any assets in Sanctioned Entities, or (c) derives any operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds of the Loans will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(ii)           Each Grantor is in compliance, in all material respects, with the Patriot Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(g)           Labor.  Except as disclosed on Item 19B of the Schedule:

(i)            There is no collective bargaining agreement or relationship between any Grantor and any labor organization;

(ii)           no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition with any Grantor;

(iii)         to the knowledge of the Grantors, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists; and

(iv)         no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the knowledge of Borrower, threatened.

(h)           Assurances.  This Agreement, together with all exhibits and schedules hereto, the Loan Documents, and the agreements and financial statements furnished to the Lenders by any Grantor do not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

(i)            No Material Adverse Effect.  To the knowledge of the Grantors, there is no fact which the Grantors have not disclosed to the Lenders in writing which could reasonably be expected to have a Material Adverse Effect.

5.             Collateral.

(a)           Grant of Security Interest.  To induce Lenders to accept this Agreement and to make Loans to Borrower from time to time pursuant to its terms, each Grantor hereby grants to Agent, for the benefit of Lenders, a security interest in, and assigns, mortgages and pledges to each Lender, for itself and as agent for any Affiliate of such Lender, all of such Grantor's right, title and interest in and to the following property of such Grantor, whether real or personal, tangible or intangible, now owned or existing or hereafter acquired or arising (collectively, the “Collateral”):

(i)            all Accounts, Inventory, Equipment, Goods, General Intangibles and Negotiable Collateral;

(ii)           all investment property, securities and securities accounts and financial assets, as well as all bank and depository accounts and all funds on deposit therein;

(iii)         all chattel paper (whether tangible or electronic) and contract rights;

(iv)         all guaranties, collateral, Liens on real or personal property, leases, letters of credit, supporting obligations, and all other rights, agreements, and property securing or relating to payment of Accounts or any other Collateral;

(v)          all documents, books and records relating to any Collateral or to each Grantor's business;

(vi)         all other property of each Grantor now or hereafter in the possession or control of a Lender or any of such Lender’s Affiliates (including cash, money, credits and balances of Borrower held by or on deposit with a Lender or any Affiliate of a Lender);

(vii)       all of each Grantor's commercial tort claims listed on (A) Item 20 of the Schedule (which each Grantor represents and warrants is a true, accurate and complete list of all of such Grantor’s commercial tort claims as of the Closing Date) or (B) any other writing provided to Lenders pursuant to Section 7(e);

(viii)     all patents, trademarks, royalty rights, copyrights, technology, know-how and other intellectual property, which shall be listed on Item 19A of the Schedule;

(ix )         all other property of each Grantor whether governed by Article 9 of the UCC or other law; and

(x)           all proceeds and products of all of the foregoing in any form, including amounts payable under any policies of insurance insuring all or any of the foregoing against loss or damage, all parts, accessories, attachments, special tools, additions, replacements, substitutions and accessions to or for all or any of the foregoing, all condemnation or requisition payments with respect to all or any of the foregoing and all increases and profits received from all or any of the foregoing.

Notwithstanding any other provision of this Agreement or the Loan Documents, the Collateral shall not include, Borrower shall not be required to pledge, and Agent and the Lenders shall have no security interest in (i) Borrower’s membership interest in RBT PRO, LLC and (ii) any amount greater than 50% of Borrower’s membership interest in Nutra.

(b)           Obligations.  Such grant, assignment, mortgage and transfer is made for the purpose of securing and the Collateral secures and will continue to secure all of the Obligations.

6.             Financial Covenants.

Grantors shall, unless Agent waives compliance therewith in writing, comply with each of the financial covenants set forth on Item 21 of the Schedule until the Termination Date.

7.             Collateral Covenants.

(a)            Accounts.  Agent may, at any time and from time to time contact Customers to verify Accounts and/or to notify Customers of Agent’s security interest in the Accounts and to instruct such customers to pay such Accounts to a lockbox specified by Agent.  All of the Grantors’ books and records concerning Accounts and a copy of each Grantor's general ledger will be maintained at the address of Borrower’s chief executive office set forth on Item 16 of the Schedule.  All Accounts included on any Borrowing Base Certificate will be bona fide and existing obligations of Customers arising out of the sale of goods and/or the rendering of services by Grantors in the ordinary course of Grantor's business, owned by and owing to Grantors will be subject to a perfected, first-priority security interest in Agent’s favor, for the benefit of Lenders, and will be free and clear of all other Liens except Permitted Liens.  Upon the occurrence and during the continuance of any Default, Agent will have the right at all times to exercise any of actions described under this Section 7(a) with notice but without any demand, presentment or consent of Borrower of any kind.

(b)           Inventory.  All Inventory (other than Inventory with an aggregate value of less than $50,000, or in-transit Inventory) will at all times be located at one of the Inventory locations set forth on Item 16 of the Schedule as the current location of Borrower’s chief executive office or a current location of other Collateral, will be subject to a perfected, first-priority security interest in Agent’s favor, for the benefit of Lenders, and will be free and clear of all other Liens except Permitted Liens.

(c)           Equipment.  Grantors will maintain all Equipment used or useful in Grantor's business in working condition, ordinary wear and tear excepted, subject to a perfected, first-priority security interest in Agent’s favor, for the benefit of Lenders, and free and clear of all other Liens (other than Permitted Liens and Equipment constituting Extruders, the Liens of which shall terminate upon sale of the Extruders to an unaffiliated third party pursuant to an arms-length transaction), at one of the locations set forth on Item 16 of the Schedule as the current location of Borrower’s chief executive office or a current location of other Collateral.

(d)           Defense of Title.  All Collateral will at all times be owned by a Grantor, and each Grantor will defend its title to the Collateral against the claims of third parties in accordance with its reasonable business judgment.  Each Grantor will at all times keep accurate and complete records of the Collateral.

(e)            Perfection; Further Assurances.  Each Grantor shall not change its name, state of organization, type of organization or organizational identification number without giving Agent at least ten (10) days’ prior written notice thereof.  Each Grantor will give Agent at least twenty (20) days’ prior written notice of any change in the location of its principal place of business or chief executive office, any change in the locations of its Inventory or Equipment to a location not previously disclosed to Agent hereunder or from time to time during the tenor of this Agreement, and any acquisition by it of any interest in real property.  Each Grantor will, at its expense, promptly execute and deliver from time to time at Agent’s request and pay the costs of filing such additional financing statements, mortgages, or other evidences of Liens as may be necessary to perfect or continue perfection of Agent’s security interest in such Grantor’s property or, at Agent’s reasonable request, to create and perfect a Lien on newly acquired real property.  Each Grantor will use commercially reasonable efforts to obtain from any landlord, warehouseman, processor or other third party operator of premises on which material Collateral is located a reasonably acceptable Lien waiver or subordination agreement in Agent’s favor with respect to such Collateral.  In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral valued in excess of $10,000 individually and $25,000 in the aggregate, each Grantor shall, immediately upon written request therefor from Agent, endorse and assign such Negotiable Collateral over to Agent and deliver actual physical possession of the Negotiable Collateral to Agent.  Each Grantor shall at any time and from time to time use commercially reasonable efforts upon Agent’s request for Agent (i) to obtain an acknowledgment, in form and substance reasonably satisfactory to Agent, of any bailee having possession of any of the Collateral that such bailee holds such Collateral for Agent, (ii) to obtain “control” of any investment property, letter-of-credit rights and chattel paper (including electronic chattel paper) in accordance with Article 9 of the UCC, with any agreements establishing control to be in form and substance satisfactory to Agent, (iii) to have Agent’s Lien noted on each certificate of title evidencing any Collateral and (iv) otherwise to insure the continued perfection and priority of Agent’s security interest in any of the Collateral and of the preservation of its rights therein. The Agent, on behalf of the Lenders, shall not perfect its security interest with respect to the Excluded Collateral.

(f)            Insurance.  Borrower will obtain and maintain in full force and effect insurance covering the Collateral against all risks to which the Collateral is exposed, including loss, damage, fire, theft, and all other such risks, in such amounts, with such companies, under such policies and in such form as will be reasonably satisfactory to Agent, which policies will name Agent as an additional insured and provide that loss thereunder will be payable to Agent as Agent’s interests may appear upon an Agent's loss payee endorsement acceptable to Agent.  Borrower will also obtain and maintain in full force and effect liability insurance and such other types of insurance as Agent may reasonably require (such as business interruption insurance), in each case against such risks, in such amounts, with such companies, under such policies and in such form as will be reasonably satisfactory to Agent.   All proceeds of any such insurance will be paid over to Agent directly, and Agent may apply such proceeds to payment of the Obligations then due or, in Agent’s sole discretion, apply such proceeds, in whole or in part, to the replacement, restoration or rebuilding of the lost or damaged property.  Upon Agent’s request, Borrower will provide to Agent from time to time certificates showing such coverage in effect and, at Agent’s request, the underlying policies that have been amended by Borrower as of the Closing Date to reflect agent's endorsement as an additional insured and Agent's loss payee, as applicable.

(g)           Commercial Tort Claims.  If a Grantor shall at any time acquire a commercial tort claim with an asserted value of $50,000 or more, such Grantor shall immediately notify Agent in a writing signed by such Grantor of the details thereof and grant to Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Agent.

(h)           Financing Statements.  Agent may at any time and from time to time file financing statements, continuation statements and amendments thereto that describe the Collateral as “all assets” or “all assets whether now owned or hereafter acquired” of each Grantor or words of similar effect and which contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether a Grantor is an organization, the type of organization and any organization identification number issued to a Grantor, and each Grantor hereby ratifies and re-authorizes all such financing statements filed by Lenders or Agent on or prior to the Closing Date.  Each Grantor agrees to furnish any such information to Lenders promptly upon request.  Any such financing statements, continuation statements or amendments may be filed by Lenders without the signature of each Grantor and may be filed at any time in any jurisdiction.  Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement naming each Grantor as the debtor and Agent or Lenders as the secured party without the prior written consent of Agent or Lenders (which consent shall not be unreasonably withheld or delayed), and each Grantor agrees that it shall not do so without such prior written consent of Agent or Lenders.

8.              Negative Covenants.

(a)            No Merger or Disposition of Assets.  No Grantor will merge or consolidate with any other Person, or purchase all or substantially all of the assets of any other Person, or sell, transfer, lease, abandon, or otherwise dispose of a substantial portion of its assets or any of the Collateral or any interest therein, except that, (i) upon not less than ten (10) days prior written notice to Agent, any Loan Party may merge with, or dissolve or liquidate into, or convey, transfer or lease or otherwise dispose of all or substantially all of its assets, in each case, to another Loan Party; provided that all actions required to maintain perfected Liens on the assets of the surviving entity and other Collateral in favor of Agent shall have been completed and (ii) each Grantor may (A) sell Inventory or sell Extruders in the ordinary course of its business, (B) dispose of assets provided that the net proceeds thereof are applied in accordance with Section 2(o) hereof, (C) license or sublicense intellectual property and related general intangibles and licenses and lease or sublease real property in each case in the ordinary course of its business and to the extent the same does not materially interfere with the business of any Grantor and that such licenses, sublicenses or subleases are not otherwise prohibited hereunder, (D) abandon, cancel or dispose of any intellectual property in the ordinary course of business, and (E) transfer assets between Grantors.

(b)           No Debt or Liens; Limitations on Equity; Taxes.  No Grantor will obtain from any Person any loans, advances, or other financial accommodations or Indebtedness of any kind, nor will a Grantor enter into any direct or indirect guaranty of any obligation of another Person, other than (i) Indebtedness in connection with purchase money security interests constituting Permitted Liens (and capital leases) not to exceed, in aggregate principal amount among all Grantors, the amount set forth on Item 22 of the Schedule at any one time outstanding, (ii) Indebtedness arising out of the issuance of letters of credit, surety, stay or performance bonds and performance and completion guarantees, in each case, incurred in the ordinary course of business of the Grantors, (iii) other Indebtedness, including corporate credit cards and other lines of credit, not to exceed $150,000 in the aggregate, (iv) the Indebtedness existing on the date hereof set forth on Item 14 of the Schedule, (v) the Subordinated Debt, (vi) financing of ordinary course insurance premiums consistent with Grantors’ past practice, (vii) equipment leases, and (viii) the Obligations hereunder. No Grantor will permit any of its assets to be subject to any Lien other than Permitted Liens. No Grantor shall issue any equity securities that would (A) result in a Change of Control or (B) require cash dividends or distributions or redemption at the option of the holder.  Each Grantor shall pay when due (or before the expiration of any extension period) any material tax or other assessment (including all required payments or deposits with respect to withholding taxes) except such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained on the books and records of the Grantors in accordance with GAAP, and each Grantor will, upon request by Agent, promptly furnish Agent with proof satisfactory to Agent that it has made such payments and deposits.

(c)            No Distributions.  (i) No Grantor will retire, repurchase or redeem any of its capital stock or other ownership interest in any other Grantor, nor declare or pay any dividend in cash or other property (other than dividends or distributions to Borrower) on its capital stock or other ownership interest, to any owner or direct or indirect holder of Borrower’s shares or other ownership interest, except: Grantors may make distributions to any other Grantor, including Borrower, for the purposes of payment of principal or interest when due and payable under this Agreement.

(ii)           None of Borrower or Borrower’s subsidiaries shall pay (A) any fees or compensation to any member of its Board of Directors or other governing body in excess of the fee structure for the Board of Directors for the Borrower’s 2015 fiscal year, with annual increases not to exceed 5% per annum, other than (i) payments to reimburse reasonable and customary travel and other expenses incurred in connection with serving as a member of its Board of Directors and (ii) equity compensation or (B) any management or similar fees to any owner or direct or indirect holder (or any Affiliate thereof) of any Grantor’s shares or other ownership interest other than payment of such fees to a Grantor.

(d)           No ERISA Liabilities.  Each Grantor will make timely payments of all contributions required to meet the minimum funding standards for Grantor's employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (as amended, “ERISA”) and will promptly report to Agent the occurrence of any reportable event (as defined in ERISA) and any giving or receipt by Grantors of any governmental notice (other than routine requests for information) in respect of any such plan.

(e)            Transactions with Affiliates.  No Grantors will engage in any transaction with any of its or any other Grantor's, officers, directors, employees, owners (having a 5% interest or more in such Grantor) or other Affiliates, except for (i) transactions between or among Borrower and its subsidiaries that are Grantors, (ii) any “arms-length” transaction on terms no less favorable to such Grantor than would be granted to such Grantor in a transaction with a Person who is not an Affiliate which transaction shall be approved by such Grantor’s disinterested members or managers, as applicable, and shall require Lenders’ prior written consent for transactions having a value in excess of $100,000, (iii) arms-length compensatory arrangements between a Grantor and its employees, consistent with past practice, and (iv) any other transactions specifically permitted hereunder and under the Loan Documents, including for the avoidance of doubt those transactions permitted by Section 8(f).

(f)            Loans/Investments.  No Grantors will make any loans or advances to or extend any credit to any Person except (i) the extension of trade credit in the ordinary course of business, (ii) advances to directors, officers and other employees not to exceed an aggregate outstanding amount at any time of $50,000 at any one time outstanding for all directors, officers and other employees of all Grantors and (iii) those loans described in clause “(J)” of the immediately following sentence.  No Grantor shall purchase, acquire or otherwise invest in any Person except: (A) existing investments in Grantors’ subsidiaries described on Item 12 of the Schedule; (B) direct obligations of the United States of America maturing within one year from the acquisition thereof; (C) certificates of deposit issued by, or investment accounts in, banks or financial institutions having a net worth of not less than $50,000,000; (D) commercial paper rated A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc.; (E) bank deposits in the ordinary course of business; (F) investments in securities of Customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Customers; (G) extension of trade credit in the ordinary course of business; (H) investments acquired in connection with the settlement of delinquent Accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or Customers; (I) investments by any Loan Party in any other Loan Party, and (J) providing that the Borrower will be in in compliance with Item 21(e) of the Schedule immediately before and after Borrower makes an Irgovel Investment, Irgovel Investments (1) of funds received from the Irgovel Escrow Account and (2) up to an additional $2,000,000 of funds.  Without limiting the generality of the foregoing, except as expressly set forth in clause “(J)” above, Grantors shall not create any new subsidiary or make loans to, transfer any money or other assets to or otherwise invest in any subsidiary that is not a Borrower or Guarantor.

(g)           Capital Expenditures.  Grantors shall not make or incur Capital Expenditures in excess of the amount set forth on Item 21(c) of the Schedule during any fiscal year.

(h)           Amendments of Documents.  Except as otherwise provided herein, no Grantor shall amend or modify its articles or certificate of incorporation, by-laws or other constituent documents in each case in any way which could reasonably be expected to materially adversely affect the interests of the Agent or Lenders.

(i)            Use of Proceeds.  Borrower shall not use the proceeds of any Loans hereunder for any purpose other than to pay the fees and expenses incurred in connection with the Loan Documents and the transactions contemplated therein, for working capital and other general corporate uses, including capital investments in Borrower’s USA reporting segment and loans or equity investments to fund operations in Borrower’s Brazil reporting segment; provided that such capital investments, loans and equity investments do not otherwise violate this Agreement.

(j)            Business Activities. The Grantors shall engage solely in the businesses of food ingredients, nutritional supplement, and animal nutrition and any other lawful activity related or incidental thereto.

(k)           Equity Interests. Borrower covenants and agrees not to transfer, convey or assign, or create or allow the creation or imposition of any security interests, liens or other encumbrances on its equity interests in RBT PRO, LLC and/or Nutra without the prior written consent of Agent.

9.             Reporting and Information.

(a)        Financial Statements.    Borrower will furnish to the Agent:

(i)            as soon as available, but in any event not later than the earlier of (y) 90 days after the end of each fiscal year of the Borrower and (z) the date the Borrower files its annual financial statements in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a copy of:

(A)            the audited consolidated balance sheet of the Borrower as at the end of  such year and unaudited consolidating balance sheet of the Borrower;

(B)             the related audited consolidated statements of income of the Borrower unaudited consolidating statements of income of the Borrower; and

(C)             the related audited consolidated statements of cash flows of the Borrower for such year;

setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by independent registered public accountants of nationally recognized standing; and

(ii)           with respect to each of the first three quarterly periods of each fiscal year of the Borrower, as soon as available, but in any event not later than the earlier of (y) 45 days after the end of each such quarterly period and (z) the date that the Borrower files its quarterly financial statements in accordance with the Exchange Act on Form 10-Q for each such quarterly period, a copy of:

(A)            the unaudited consolidating and consolidated balance sheet of the Borrower as at the end of such quarter;

(B)            the related unaudited consolidating and consolidated statements of income of the Borrower; and

(C)            the related unaudited consolidated statement of cash flows of the Borrower for such quarter and the portion of the fiscal year through the end of such quarter;

setting forth in each case in comparative form the figures for the previous year, certified by the Borrower’s Chief Financial Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

(b)          Monthly Financial Statements.  Borrower will submit to Lenders as soon as available, and in any case not later than thirty (30) days after the end of each month, operating statements, a balance sheet,  a detailed analysis of Capital Expenditures, and a detailed statement of profit and loss, in each case certified by Borrower’s chief financial or accounting officer, as presenting fairly in all material respects, in accordance with GAAP and Borrower’s consolidated financial condition as of the last day of such month and Borrower’s consolidated results of operations for such month and for the portion of Borrower’s’ fiscal year ending with such month, which reports shall include a brief commentary thereon and analysis thereof.  All such financial statements shall be presented in columns showing for each line item, actual monthly, actual year to date, prior year monthly and year to date and current budgeted monthly and year to date figures.

(c)           Certification; Tax.  Together with each monthly and annual financial statement, Borrower will deliver to Agent and Lenders the certification of Borrower’s chief financial or accounting officer, in the form of Exhibit B attached hereto, to the effect that Borrower is in compliance with the terms and conditions of this Agreement, and setting forth in detail the calculation of all financial covenants, or, if Borrower is not in compliance, describing the nature of any noncompliance and the steps Borrower is taking or proposes to take to remedy the same.  Borrower will also submit to Agent and Lenders a copy of each Federal income tax return filed by it within seven days of the date of such filing.  Borrower shall also provide, (i) copies of any material contracts and amendments thereto, (ii) Borrower’s bank statements, and (iii) any other information that may be reasonably requested by Agent for periodic review.

(d)          Collateral Reports.  Concurrent with the execution of this Agreement by Borrower and concurrent with each request for a Revolving Loan pursuant to Section 2(a), but no less frequently than as required by Item 26 of the Schedule, Borrower shall deliver to Lenders a fully completed Borrowing Base Certificate certified by the Chief Executive Officer or Chief Financial Officer of Borrower, as being true and correct in all material respects.  Concurrent with the delivery of each such Borrowing Base Certificate, Borrower shall provide a written report to Lenders of all materially significant disputes and claims, together with sales and other reports relating to the Accounts as required by Lenders. Borrower shall deliver to Agent and Lenders within ten (10) days after the end of each month a report, reflecting the status as of the end of each month and certified by the Chief Executive Officer or Chief Financial Officer of Borrower on behalf of Borrower, in each case, as being true and correct, containing (i) a current detailed aging, by total and by Customer, of Borrower’s Accounts and (ii) a current detailed aging, by total and by vendor, of Borrower’s accounts payable, in each case in a form and containing such information as is acceptable to Agent and the Lenders.

(e)         Bank Accounts.  Borrower shall at all times provide Agent with electronic “view-only” access to all their bank accounts.

(f)            Other Information.  Borrower will notify Agent and Lenders promptly (i) of any Default of which Borrower is aware, (ii) upon receipt by any Grantor of written notice from any governmental authority that it intends to commence an audit or that a Grantor has or may have violated any law, rule or regulation applicable to it or the terms or conditions of any permit or license it holds or is required to hold in connection with the conduct of its business, (iii) any amendment to its charter documents and any change in its management or authorized capital stock, (iv) upon receipt of any default notices under any Indebtedness, (v) any material labor and employment events, and (vi) upon the commencement of any material litigation, claim or action against it.  Borrower will provide to Agent and Lenders such other information (including non-financial information) as Lenders may from time to time reasonably request.

(g)        Non-Public Information. Agent and Lenders understand and agree that the information provided by Borrower pursuant to this Section 9 and certain other sections of this Agreement may constitute material non-public information, and Agent and Lenders agree that they will not use such information in violation of applicable law.

10.          Inspection Rights; Expenses; Etc.

(a)           Field Examinations; Inspections.  Agent shall have the right, for not more than two times per year (unless a Default exists and is continuing hereunder, in which case the limitations of this Section 10(a) shall not apply), without hindrance or delay to conduct field examinations to inspect the Collateral, all other assets of any Grantor or any portion thereof, Grantor’s books and records and all other aspects of Grantor’s business, and to examine and make copies of Grantor’s records, the Collateral and all other assets of any Grantor or any portion thereof, in each case wherever located, and Agent may enter upon any Grantor’s premises for such purposes, in each case during normal business hours and following two business days’ notice.  Each Grantor will assist Agent in whatever way reasonable to make each such examination and inspection, and each Grantor agrees to pay for such examinations as more fully described on Item 27 of the Schedule.  Agent may discuss Grantor’s financial condition with Grantor’s independent accountants without liability to Lenders or such accountants.  Agent shall have full access to all records available to Grantors from any credit reporting service, bureau or similar service and shall have the right to examine and make copies of any such records.  Agent may provide a copy of this Agreement to such service and such service shall be entitled to rely on the provisions hereof in providing access to Agent as provided herein.

(b)           Performance by Agent.  Agent may, from time to time in Agent’s reasonable discretion for the benefit of the Lenders, perform any agreement of Borrower hereunder which Borrower fails to perform and take any other action reasonably necessary for the maintenance or preservation of any of the Collateral or Agent’s interest therein for the benefit of the Lenders, and Borrower agrees to reimburse Agent within ten days following written demand to Borrower for all of Agent’s reasonable expenses in connection with the foregoing (including, without being limited to, reasonable fees and expenses of legal counsel).

11.          Rights of Setoff, Application of Payments, Etc.  Agent and Lenders will be entitled to hold or set off all sums and all other property of each Grantor at any time to such Grantor’s credit or in Agent’s or Lenders’ possession by pledge or otherwise or upon or in which Agent or Lenders may have a Lien, as security for any and all of the Obligations.  Agent will have the right and is hereby irrevocably authorized and directed to charge to Borrower’s account the amounts of any and all such Obligations.  Recourse to the Collateral or other security for the Obligations will not at any time be required and Borrower hereby waives any right of marshalling Borrower may have.  Borrower’s obligation to pay or repay the Obligations is unconditional.  Borrower agrees that Agent may take such reasonable action with regard to the custody and collection of Accounts assigned to Agent as Agent may deem necessary.  Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Agent from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or its agent against the Obligations, in such manner and in such order as Agent may deem advisable.

12.          Attorney-in-Fact

(a)           Borrower hereby appoints and constitutes Agent as such Borrower’s attorney-in-fact: (i) to send verifications of Accounts to Customers: (ii) to endorse Borrower’s name upon any notes, acceptances, checks, drafts, money orders, and other evidences of payment that come into Agent’s or Lenders’ possession and to deposit or otherwise collect the same; (iii) to execute in Borrower’s name any financing statements, affidavits and notices with regard to any and all Lien rights; and (iv) to receive, open, and dispose of all mail addressed to Borrower that is delivered to Agent.

(b)           During the continuance of Default, Borrower hereby appoints and constitutes Agent as such Borrower’s attorney-in-fact: (i) to notify the postal authorities to change the address and delivery of mail addressed to Borrower to such address as Agent may designate; (i) to sign Borrower’s name on any invoice or bill of lading relating to the Collateral, on drafts against Customers, and notices to Customers; (ii) to sign any agreement or certificate in connection with any insurance policy of such Borrower (including any documentation to receive benefit payments due thereunder or to cancel such insurance policy and receive a refund of the unearned premium with respect thereto); and (iii) to do all other acts and things necessary to carry out this Agreement.  All acts of said attorney-in-fact are hereby authorized, ratified and approved, and said attorney-in-fact will not be liable for any errors or mistake of fact or law, absent gross negligence.  This power, being coupled with an interest, is irrevocable while any of the Obligations remain unpaid or a Lender has any commitment to Borrower under this Agreement or otherwise.

13.          Defaults and Remedies.

(a)           Defaults.  For purposes of this Agreement, “Default” means the occurrence of any of the following events:

(i)            non-payment when due of principal or interest due and owing under the Loan;

(ii)           breach of any covenant or failure to perform any agreement or failure to meet any of Borrower’s or any other Loan Party’s obligations contained herein, in any other Loan Document or in any other agreement out of which any of the Obligations arose and, if curable, continuance of such breach or failure for twenty-five (25) days following the date of such breach or failure;

(iii)        any material statement, representation, or warranty made in writing in this Agreement, any other Loan Document or in any other writing or statement at any time furnished or made or deemed furnished or made by a Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document to Agent or Lenders proves to have been untrue in any respect as of the date furnished or made or deemed furnished or made;

(iv)         Borrower’s default under any agreement for borrowed money which causes the acceleration of debt thereunder, provided that the amount of debt accelerated equals or exceeds the amount set forth on Item 28 of the Schedule or Borrower’s default under any other agreement involving more than the amount set forth on Item 28 of the Schedule;

(v)          suspension of the operation of Borrower’s present business;

(vi)         any Loan Party becomes insolvent or unable to pay its debts as they mature, or admits in writing that it is insolvent or unable to pay its debts, makes an assignment for the benefit of creditors (other than Agent or Lenders), makes a fraudulent conveyance as to creditors under any state or federal law, or a petition under any provision of Title 11 of the United States Code, as amended, is filed (a) by any Loan Party or (b) by or against any Loan Party and not dismissed or discharged within sixty (60) days after such filing;

(vii)       entry of any judgment by a court of competent jurisdiction in excess of the amount set forth on Item 29 of the Schedule against any Loan Party or creation, assertion, or filing of any judgment Lien or tax Lien against the property of any Loan Party in excess of such amount, which in the case of any such judgment remains undischarged for 30 days after such entry or filing;

(viii)      any Change of Control;

(ix)          termination, unenforceability or withdrawal of any Validity Agreement or other guaranty for the Obligations, or failure of any Loan Party to perform any of its material obligations under such a guaranty or assertion by any Loan Party that it has no liability or obligation under such a guaranty;

(x)           appointment of a receiver for the Collateral;

(xi)          seizure of a material portion of the Collateral by any Person other than Lenders;

(xii)        the occurrence of any act, omission, event or circumstance which has or will have with the passage of time a Material Adverse Effect (taking into account, together with all relevant considerations, any insurance coverage that has been acknowledged by the insurer);

(xiii)       the Pension Benefit Guaranty Corporation or the Department of Labor commences proceedings under ERISA to terminate any Borrower’s employee pension benefit plans; or

(xiv)      payment by the Borrower on any Subordinated Debt in violation of the applicable subordination agreement.

(b)           Remedies.  Upon the occurrence and during the continuance of a Default, the Agent may, and, upon the written request of the Required Lenders, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Agent or any Lender to enforce its claims against the Borrower or any Grantor, except as otherwise specifically provided for in this Agreement (provided, that, upon the occurrence of a Default specified in Section 13(a)(vi) hereof, the actions provided for in clauses (i) and (ii) below shall occur automatically without the giving of any notice):

(i)            terminate commitments, if any, to make Loans or to extend other financial accommodations to Borrower, and declare the entire principal amount of all Loans outstanding hereunder, all interest thereon, any unpaid fees and all other Obligations of any kind or nature to be, and thereupon the same will immediately become, due and payable in full;

(ii)           notify Customers that the Accounts have been assigned to Agent and that Agent has a security interest therein, collect them directly, and charge the collection costs and expenses to Borrower’s loan account;

(iii)          (A) exercise any of its remedies under any other Loan Document, (B) apply any cash collateral to the Obligations (without limiting the foregoing, Agent may instruct any bank or other financial institution holding any cash, certificate of deposit or other Collateral to pay over such Collateral to Agent), and (C) draw on any letter of credit issued for the benefit of Agent in connection with this Agreement or any other Loan Document and apply the proceeds thereof to the Obligations;

(iv)         make such payments and do such acts as Agent considers necessary or reasonable to protect its security interest in the Collateral.  Borrower authorizes Agent to enter each premises where any Collateral is located, take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any Lien which in Agent’s opinion appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith;

(v)          ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell the Collateral.  Any such sale may be either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms.  It is not necessary that the Collateral be present at any such sale;

(vi)         without regard to any waste, adequacy of the security or solvency of Borrower, apply for the appointment of a receiver of the Collateral, to which appointment Borrower hereby consents, whether or not foreclosure or repossession proceedings have been commenced hereunder or under any other Loan Document and whether or not a foreclosure sale or secured party sale has occurred;

(vii)       cancel any insurance policy of Borrower’s in exchange for a refund of the unearned premium with respect thereto, and Borrower hereby authorizes any insurance company which has issued any such policy to make such payment directly to Agent for application to the Obligations; and

(viii)      exercise any of the remedies available to Agent as a secured party under the Uniform Commercial Code as in effect in any applicable jurisdiction, or otherwise available to Agent under applicable law.  Borrower agrees, upon Default and written notice thereof by Agent, to cease the sale or other disposition of the Collateral, except with Agent’s prior written consent, and to assemble at Borrower’s expense all the Collateral at a convenient place acceptable to Agent.  Agent may charge to Borrower’s loan account and Borrower will pay Agent upon demand all costs and expenses, including reasonable attorneys’ fees, in connection with:  (A) the liquidation of any Collateral; (B) obtaining or enforcing payment of the Obligations; (C) the settlement, adjustment, compromise, or litigation of Customer disputes; or (D) the prosecution or defense of any action or proceeding either against Agent or Lenders or against Borrower concerning any matter growing out of or in connection with this Agreement and/or any Collateral and/or any Obligations.  If at any time Agent pays any state, city, local, federal, or other tax or levy attributable to the Collateral, Borrower will repay to Agent the amount of tax so paid by Agent.  Borrower agrees that Agent may apply any proceeds from disposition of the Collateral first to satisfy obligations secured by Liens prior to Agent’s security interest.  Borrower will remain liable and will pay on demand any deficiencies arising upon the liquidation of any Collateral held by Agent.

(c)            Notices.  If any notice of intended disposition of the Collateral or of any other act by Lenders is required by law and a specific time period is not stated therein, such notice, if given ten (10) days before such disposition or act, in accordance with the provisions of Section 15(a), will be deemed reasonably and properly given.

(d)            License.  Borrower grants to Agent a non-exclusive license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral in connection with the exercise of remedies hereunder.

(e)            Remedies Cumulative.  Agent’s and Lenders’ rights and remedies under this Agreement and all other Loan Documents shall be cumulative.  Agent and Lenders shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity.  No exercise by Agent or Lenders of one right or remedy shall be deemed an election, and no waiver by Agent or Lenders of any default on any Borrower’s part shall be deemed a continuing waiver.  No delay by Agent or Lenders shall constitute a waiver, election or acquiescence by it.

14.          Indemnification.  Grantors jointly and severally agree to defend, indemnify, and hold harmless Agent, Lenders and each of Agent’s and Lenders’ respective directors, officers, employees, Affiliates, representatives, attorneys and agents (each an “Indemnified Person”) from and against any and all penalties, fines, liabilities, damages, costs, or expenses of whatever kind or nature asserted against any such Indemnified Person, arising out of, or in any way related to this Agreement or any other Loan Document, or the transactions contemplated hereby or thereby, including by reason of the violation of any law or regulation relating to the protection of the environment or the presence, generation, disposal, release, or threatened release of any hazardous materials in connection with Grantors business on, at or from any property at any time owned or operated by a Grantor, including, without limitation, reasonable attorneys’ and consultants’ fees, investigation and laboratory fees, court costs, and litigation expenses actually incurred; provided that the foregoing indemnity will not apply to losses or related expenses to the extent the same are determined by a court of competent jurisdiction to have resulted from an Indemnified Person’s willful misconduct, gross negligence or bad faith.  Without limiting the foregoing, Grantors represent and warrant that no Grantor engaged or consulted with a loan broker or investment banker in connection with the transactions contemplated hereby other than the Maxim Group and Grantors agree to indemnify and hold Agent and Lenders harmless from any claim of compensation payable to any loan broker or investment banker engaged or otherwise associated with a Grantor in connection with the transactions contemplated hereby.

15.          Guaranty.

(a)           Guaranty of the Obligations. Subject to the provisions of clause (b), each Guarantor hereby irrevocably and unconditionally guaranties to Agent, for the benefit of Lenders, the due and punctual payment in full of all Obligations of the Borrower when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the "Guaranteed Obligations").

(b)          Payment by Each Guarantor.  Each Guarantor agrees, in furtherance of the foregoing and not in limitation of any other right which any Agent or Lenders may have at law or in equity against any Credit Party by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), each Guarantor will upon demand pay, or cause to be paid, in cash, to Agent for the ratable benefit of Lenders, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for a Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against a Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Agent and Lenders as aforesaid.

(c)           Liability of Guarantor Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(i)            this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(ii)           Agent or the Required Lenders may enforce this Guaranty upon the occurrence and during the continuation of a Default notwithstanding the existence of any dispute between a Borrower and Agent or a Lender with respect to the existence of such Default;

(iii)         the obligations of each Guarantor hereunder are independent of the obligations of each other Loan Party (including any other Loan Party, as a Borrower or otherwise), of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not any action is brought against a Borrower or any of such other Loan Parties and whether or not a Borrower is joined in any such action or actions;

(iv)         payment by each Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge each Guarantor's liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Agent is awarded a judgment in any suit brought to enforce each Guarantor's covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by each Guarantor, limit, affect, modify or abridge any other Guarantor's liability hereunder in respect of the Guaranteed Obligations;

(v)          Agent or Lenders (and Borrower to the extent such consent is required), upon such terms as each deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of each Guarantor's liability hereunder, from time to time may (1) renew, extend, accelerate, increase the rate of interest on, subject to the terms of this Agreement or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (2) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (3) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof of the Guaranteed Obligations; (4) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (5) enforce and apply any security now or hereafter held by or for the benefit of Agent or Lenders in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Agent or Lenders may have against any such security, in each case as Agent or Lenders in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of each Guarantor against a Borrower or any security for the Guaranteed Obligations; and (6) exercise any other rights available to it under the Loan Documents; and

(vi)        this Guaranty and the obligations of each Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not each Guarantor shall have had notice or knowledge of any of them: (1) any failure or omission to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (2) any amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, or any agreement relating to such other guaranty or security; (3) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (4) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though Agent or Lenders might have elected to apply such payment to any part or all of the Guaranteed Obligations; (5) Agent or Lenders’ consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (6) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (7) any defenses, set-offs or counterclaims which Borrower may allege or assert against Agent or Lenders in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, performance, statute of frauds, statute of limitations, accord and satisfaction and usury, and (8) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of each Guarantor as an Loan Party in respect of the Guaranteed Obligations.

(d)           Waivers by Each Guarantor.  Each Guarantor hereby waives to the maximum extent permissible by law, for the benefit of Agent and Lenders: (i) any right to require Agent or Lenders, as a condition of payment or performance by each Guarantor, to (1) proceed against any Borrower, any other Loan Party of the Guaranteed Obligations or any other Person, (2) proceed against or exhaust any security held from such Borrower, any such other Guarantor or any other Person, (3) proceed against or have resort to any balance of any Deposit Account or credit on the books of Agent or Lenders in favor of such Borrower or any other Person, or (4) pursue any other remedy in the power of Agent or Lenders whatsoever; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of such Borrower or any other Loan Party including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of such Borrower or any other Loan Party from any cause other than payment in full of the Guaranteed Obligations; (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon Agent or Lenders’ errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct; (v) (1) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of each Guarantor's obligations hereunder, (2) the benefit of any statute of limitations affecting each Guarantor's liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims, and (4) promptness, diligence and any requirement that Agent or Lenders protect, secure, perfect or insure any security interest or lien or any property subject thereto; (vi) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to such Borrower and notices of any of the matters referred to in clause (d) and any right to consent to any thereof; and (vii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate each Guarantor or sureties, or which may conflict with the terms hereof.

(e)           Guarantor’s Rights of Subrogation, Contribution, etc.  Until the Guaranteed Obligations shall have been indefeasibly paid in full and this Agreement shall have terminated, each Guarantor hereby waives, any claim, right or remedy, direct or indirect, that each Guarantor now has or may hereafter have against any Borrower or any other Loan Party or any of its assets in connection with this Guaranty or the performance by each Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that each Guarantor now has or may hereafter have against such Borrower with respect to the Guaranteed Obligations, (ii) any right to enforce, or to participate in, any claim, right or remedy that Agent or Lenders now has or may hereafter have against such Borrower, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Agent or Lenders. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and this Agreement shall have terminated, each Guarantor shall withhold exercise of any right of contribution each Guarantor may have against any other Loan Party (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by clause (b) of this Section 15.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification each Guarantor may have against such Borrower or against any collateral or security, and any rights of contribution each Guarantor may have against any such other Loan Party, shall be junior and subordinate to any rights Agent or Lenders may have against such Borrower, to all right, title and interest Agent or Lenders may have in any such collateral or security, and to any right Agent or Lenders may have against such other Loan Party. If any amount shall be paid to a Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Agent on behalf of Lenders and shall forthwith be paid over to Agent for the benefit of Lenders to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

(f)            Subordination of Other Obligations.  Any Indebtedness of any Borrower or any Grantor now or hereafter held by each Guarantor (the "Obligee Grantor") is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Grantor after a Default has occurred and is continuing shall be held in trust for Agent on behalf of Lenders and shall forthwith be paid over to Agent for the benefit of Lenders to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Grantor under any other provision hereof.

(g)          Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and this Agreement shall have terminated. Each Guarantor hereby irrevocably waives, any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

(h)          Financial Condition of Borrower.  Any Loan may be made to Borrower from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of a Borrower at the time of any such grant. Neither Agent nor Lenders shall have any obligation to disclose or discuss with each Guarantor its assessment, or each Guarantor's assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from such Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of such Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes, solely to the extent permitted by applicable law, any duty on the part of Agent or Lenders to disclose any matter, fact or thing relating to the business, operations or conditions of such Borrower now known or hereafter known by Agent or Lenders.

(i)            Bankruptcy, etc.   So long as any Guaranteed Obligations remain outstanding, each Guarantor shall not, without the prior written consent of Agent acting pursuant to the instructions of Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against such Borrower or any other Loan Party. The obligations of each Guarantor hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Loan Party or by any defense which such Borrower or any other Loan Party may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (i) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of each Guarantor, Agent and the Lenders that the Guaranteed Obligations which are guaranteed by each Guarantor pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations. Each Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Agent, or allow the claim of Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of each Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Agent or Lenders as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

16.         General Provisions.

(a)            Notices.  All notices and communications hereunder and thereunder will be in writing.  Notices will be delivered personally or sent by overnight courier service, by certified or registered mail, postage pre-paid, or by facsimile or e-mail transmission and will be deemed received, in the case of personal delivery, when delivered; in the case of overnight courier service, on the next Business Day after delivery to such service; in the case of mailing, on the fourth Business Day after mailing; and, in the case of facsimile transmission, upon transmittal, with receipt confirmed. .  Any such notices shall be delivered or sent to the addresses set forth on Item 31 of the Schedule, or at the most recent address specified by the addressee through written notice under this provision.  Additionally, any notice under this Agreement via an email sent to the email address set forth in Item 31 of the Schedule, if sent by a system that will verify the date and time of delivery, and such email will be deemed received when the recipient’s server associated with the designated email address receives the email.

(b)           No Waiver.  No waiver hereunder will be valid unless in writing signed by Agent and the Required Lenders and then only to the extent therein stated.  No delay or failure on Agent’s and Lenders’ part in the exercise of any right or remedy hereunder will operate as a waiver thereof or of Lender’s right to exercise any other right or remedy.

(c)            Time of Essence.  Time is of the essence of this Agreement.

(d)            Severability.  Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement will be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e)            Successors and Assigns.  Borrower’s, Agent’s and Lenders’ rights and obligations hereunder and under the other Loan Documents will inure to the benefit of Borrower’s, Agent’s and Lenders’ respective successors and assigns; provided, however, that Borrower acknowledges and agrees that without Agent’s and each Lender’s prior written consent, which may be withheld for any reason or no reason, Borrower may not assign its rights or obligations or any part thereof hereunder or under any other Loan Document to any other Person.  Notwithstanding anything herein to the contrary, Agent and Lenders may, without the consent of Borrower or any other Loan Party, grant a security interest in, sell or assign, grant or sell participations or otherwise transfer all or any portion of its rights and obligations hereunder and/or under one or more other Loan Documents to one or more other Persons.

(f)            Governing Law; Submission to Jurisdiction; Service; Etc.  This Agreement and the other Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict of law provisions and principles) of the State of New York.  Each party hereto hereby consents to the non-exclusive jurisdiction of any United States Federal Court sitting in or with direct or indirect jurisdiction over the Southern District of New York or any New York state court sitting in New York, New York in any action, suit or other proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and party hereto irrevocably agrees that all claims and demands in respect of any such action, suit or proceeding may be heard and determined in any such court and irrevocably waives, solely to the extent permitted by applicable law, any objection it may now or hereafter have as to the venue of any such action, suit or proceeding brought in any such court or that such court is an inconvenient forum.  Each party hereto waives personal service of any and all process upon it.  Each Grantor consents that all such service of process may be made by registered mail (return receipt requested) directed to each Grantor at Borrower’s address for notices pursuant to this Agreement, and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the United States mails. Nothing herein shall limit the right of Agent or Lenders to bring proceedings against any Grantor or any of their respective Affiliates in the courts of any other jurisdiction.  Any judicial proceeding commenced by any party hereto involving, directly or indirectly, any matter in any way arising out of, related to or connected with any Loan Document shall be brought only in a United States Federal Court sitting in or with direct jurisdiction over the Southern District of New York or any New York state court sitting in New York, New York.  Nothing in this Agreement shall be deemed to operate or affect the right of Agent and Lenders to serve legal process in any other manner permitted by law or to preclude the enforcement by Lenders of any judgment or order obtained in such forum or the taking of any action under this Agreement or any other Loan Document to enforce same in any other appropriate forum or jurisdiction.

(g)           Waiver of Jury Trial.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH GRANTOR, AGENT AND LENDERS EACH HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, THE OBLIGATIONS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY PARTY’S ACTIONS IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT HEREOF OR THEREOF.  EACH GRANTOR, AGENT AND LENDERS EACH ACKNOWLEDGES THAT SUCH WAIVER IS MADE WITH FULL KNOWLEDGE AND UNDERSTANDING OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY, AND WITH THE BENEFIT OF ADVICE OF COUNSEL OF ITS CHOOSING.

(h)           Expenses.  Borrower shall pay on demand all of Agent’s and Lenders’ costs and expenses in connection with underwriting and performing due diligence with respect to the transactions contemplated hereby and the preparation, negotiation, execution and delivery of this Agreement, including the reasonable fees and out-of-pocket expenses of Agent’s counsel.  Furthermore, shall pay on demand all of Agent’s and Lenders’ costs and expenses in connection with the administration and enforcement of this Agreement.  In addition, Borrower shall pay any and all stamp and other taxes and recording and filing fees payable in connection with the execution and delivery of all other instruments and documents to be delivered hereunder.  Such amounts may be charged by Agent to Borrower’s account as one or more Loans hereunder.  All provisions in this Agreement providing for the payment or reimbursement of Agent’s and Lenders’ attorneys’ fees and expenses shall be payable and shall include, without limitation, such fees and expenses incurred pursuant to or in connection with proceedings brought under 11 U.S.C., the Federal Bankruptcy Code.

(i)            Limitation of Liability for Certain Damages.  In no event shall Agent, Lenders or their respective Affiliates or any of their respective officers, directors, employees or agents be liable on any theory of liability for any special, indirect, consequential, exemplary or punitive damages (including any loss of profits, business or anticipated savings) in connection with this Agreement or any of the transactions contemplated hereby.  Each Borrower hereby waives, releases and agrees not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(j)            Execution in Counterparts; Execution by Fax or E-Mail; Waiver of Acceptance.  This Agreement may be executed in separate counterparts, all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement or any other Loan Document by facsimile or e-mail shall be equally as effective as delivery of an original executed counterpart of this Agreement or such other Loan Document.  Any party delivering an executed counterpart of this Agreement or any other Loan Document by facsimile or e-mail also shall deliver an original executed counterpart of this Agreement or such other Loan Document, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement or such other Loan Document.  To the fullest extent permitted by applicable law, each Borrower waives notice of Agent’s acceptance of this Agreement and the other Loan Documents.

(k)            No Third-Party Beneficiaries.  Neither (i) any stockholder or owner of any other equity interest in any Grantor, (ii) any Grantor’s employees or creditors (other than Lenders and each Lender’s Affiliates), nor (iii) any other Person claiming by or through any Grantor shall be entitled to rely on this Agreement or have any rights, remedies or claims against Agent, Lenders or any Affiliate of Agent or a Lender under or in connection with this Agreement.

(l)            Entire Agreement.  This Agreement and the other Loan Documents embody the entire agreement and understanding between Agent, Lenders and Borrower and supersede all prior agreements and understandings relating to the subject matter hereof.

(m)          Publication. Agent and any Lender may use and disclose any Grantor’s name, the amounts of the Loans, and general information on the purposes of the Loans in advertising and promotional materials. Subject to the requirements of law, FINRA and NASDAQ, Grantors shall not make public disclosure of any proposal by Agent or Lenders without the consent of Agent and Lenders, which consent shall not be unreasonably withheld or delayed.

(n)            Treatment of Certain Information.  To the extent requested or required by any regulatory authority, governmental or quasi governmental authority, or stock exchange or other self-regulatory organization purporting to have jurisdiction over a party hereto, such party shall be permitted to disclose information in connection with this Agreement, to the extent required by applicable law or regulations or by any subpoena or similar legal process.

(o)            Amendments to Loan Documents; Waivers.  No amendment or modification of any provision of this Agreement or any Loan Document shall be effective without the written agreement of the Required Lenders (after notice to all Lenders, which notice may be oral) and the Borrower, and no termination or waiver of any provision of this Agreement, or consent to any departure by the Borrower therefrom, shall in any event be effective without the written concurrence of the Required Lenders (after notice to all Lenders, which notice may be oral), which the Required Lenders shall have the right to grant or withhold in their sole discretion.  The Required Lenders, the Agent and the Borrower may, from time to time enter into written supplemental agreements to this Agreement or the other Loan Documents, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of the Agent, the Lenders, or the Borrower thereunder or the conditions, provisions or terms thereof or waiving any Default thereunder. Each such amendment, modification, waiver or supplemental agreement approved by or entered into by the Required Lenders and the Agent shall be binding upon each Lender.  Notwithstanding the foregoing, (a) the Agent, in its sole discretion, without the consent of the Required Lenders, may extend the Borrower’s time to comply with any non-financial covenants for up to an additional thirty (30) Business Days; and (b) the waiver of an Default described in Section 13(a)(i) or any Default relating to the Borrower’s financial covenants under Section 6, or any amendment, modification or waiver of any provision relating to any of the following (each a “Major Event”) shall be effective only if consented to or approved by or on behalf of all Lenders:

(i)            any increase of the Commitment, any Lenders’ pro rata share of the Commitment or the final maturity of the Loans, except as provided pursuant to Section 2(f) hereof;

(ii)           any reduction of interest rates applicable to the Loans;

(iii)         the forgiveness of any amount payable or receivable by the Lenders under Sections  2 and 3 hereof;

(iv)         the definition of “Required Lenders”;

(v)          release any Collateral from the Agent’s Lien, excluding any Collateral which is permitted to be sold or otherwise disposed of by the Borrower pursuant to this Agreement or any other Loan Document;

(vi)        the consent required to release any Guarantor;

(vii)       any change to Section 16(e) hereof permitting the Borrower to assign any of its rights or obligations hereunder without the consent of fewer than all of the Lenders;

(viii)      any modification of any duties or obligations of the Agent hereunder; and

(ix)          the provisions contained in this Section 16(o).

No amendment, modification, termination or waiver of any provision of Section 17 hereof or any other provision referring to the Agent shall be effective without the written concurrence of the Agent. The Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 16(o) shall be binding on each Lender and each assignee, transferee or recipient of the Agent’s or any Lenders’ pro rata share of the Commitment or the Loans at the time outstanding.

(p)           Ratable Sharing. Subject to Sections 2(a) and 17(h) of this Agreement and unless otherwise specifically stated herein, the Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Obligations, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their pro rata shares, whether received by voluntary payment, by the exercise of the right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any or all of the Obligations or the Collateral, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, set-off, banker’s lien or otherwise  (all of  which rights are expressly acknowledged by the Borrower), receive payment of a proportion of the aggregate amount of the obligations held by it which is greater than its pro rata share of the payments on account of the Obligations, the Lender receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such obligations owed to the other Lenders so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their pro rata shares; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participation shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 16(p) may, to the fullest extent permitted by law, exercise all of its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

(q)           Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement and the other Loan Documents.  If an ambiguity or question of intent or interpretation arises as to any aspect of this Agreement or any other Loan Document, then it will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or any other Loan Document.

(r)            Confidentiality.  Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and to not use the Information for any purpose except in connection with the Loan Documents, except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, and agents, including accountants, legal counsel and other professionals, experts or advisors, or to any credit insurance provider relating to the Borrower and its obligations, in each case whom it reasonably determines needs to know such information in connection with this Agreement and the transactions contemplated hereby and who are informed of the confidential nature of such Information and instructed to keep such Information confidential, (ii) to any lender or other leverage provider to a Lender, and such lender or other leverage provider’s director, officers, employees,  and agents, including accountants, legal counsel and other professionals, experts or advisors, or to any credit insurance provider relating to the Borrower and its obligations, in each case whom it reasonably determines needs to know such information in connection with this Agreement and the transactions contemplated hereby and who are informed of the confidential nature of such Information and instructed to keep such Information confidential, (iii) to the extent requested by any rating agency or regulatory authority, examiner regulating banks or banking, or other self-regulatory authority having or claiming oversight over Agent, any Lender or any of their respective Affiliates, (iv) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable laws or regulations or by any subpoena or similar legal process based on the advice of counsel (in which case the Agent or such Lender, as applicable, agrees, to the extent permitted by applicable law, to inform the Borrower promptly thereof), (v) to any other party to this Agreement, (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vii) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee, or any prospective assignee of, any of its rights or obligations under this Agreement, (viii) with the consent of the Borrower, (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, (B) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (C) is independently developed by the Agent or a Lender or (ix) for purposes of establishing a “due diligence” defense. In addition, the Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. For the purposes of this Section, “Information” means all memoranda or other information received from or on behalf of the Borrower relating to the Borrower or its business that is clearly identified by the Borrower as confidential, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER AND AGENT ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 16(R) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(s)            Representations of Agent and Lenders.  Each of Agent and the Lenders (collectively, “Lending Party”) represents and warrants for the benefit of the Grantors as follows:

(i)            Organization; Authority. Lending Party is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Loan Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

(ii)           No Public Sale or Distribution. Lending Party is and will acquire each Warrant and any shares of Borrower’s capital stock issued or issuable under the Loan Documents (“Borrower Securities”) for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (“Securities Act”).  Lending Party does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Borrower Securities.

(iii)         Lender Status. At the time Lending Party was offered the Borrower Securities, it met, and as of the date hereof it meets, the definition of “accredited investor” as defined in Rule 501 promulgated under the Securities Act. Lending Party is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(iv)        Reliance on Exemptions. Lending Party understands that the Borrower Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Borrower is relying in part upon the truth and accuracy of, and Lending Party’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Lending Party set forth herein in order to determine the availability of such exemptions and the eligibility of Lending Party to acquire the Borrower Securities.

(v)          Information. Lending Party and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of Borrower and materials relating to the offer and sale of the Borrower Securities which have been requested by Lending Party as of the date hereof.  Lending Party and its advisors, if any, have been afforded the opportunity to ask questions of Borrower.  Neither such inquiries nor any other due diligence investigations conducted by Lending Party or its advisors, if any, or its representatives shall modify, amend or affect Lending Party’s right to rely on Borrower’s representations and warranties contained herein or any representations and warranties contained in any other Loan Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby. Lending Party understands that its investment in the Borrower Securities involves a high degree of risk. Lending Party has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Borrower Securities.

(vi)        No Governmental Review.  Lending Party understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Borrower Securities or the fairness or suitability of the investment in the Borrower Securities nor have such authorities passed upon or endorsed the merits of the offering of the Borrower Securities.

(vii)       Transfer or Resale. Lending Party understands that the Borrower Securities have not been registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Lending Party shall have delivered to Borrower (or Borrower’s counsel has delivered to Borrower) an opinion of counsel to Lending Party, in a form reasonably acceptable to Borrower, to the effect that such Borrower Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) Lending Party provides Borrower with reasonable assurance that such Borrower Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the Securities Act.

(viii)     Validity; Enforcement.  This Agreement has been duly and validly authorized, executed and delivered on behalf of Lending Party and constitutes the legal, valid and binding obligations of Lending Party enforceable against Lending Party in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(ix)         No Conflicts.  The execution, delivery and performance by Lending Party of this Agreement and the other Loan Documents to which Lending Party is a party and the consummation by Lending Party of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of Lending Party or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Lending Party is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment  or decree (including federal and state securities laws) applicable to Lending Party.

(x)           Residency. Lending Party’s residence, if an individual, or principal place of business, if an entity, is that jurisdiction specified on the signature page hereto next to Lending Party’s signature.

(xi)         General Solicitation. Lending Party is not purchasing the Borrower Securities as a result of any advertisement, article, notice or other communication regarding the Borrower Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar.

(xii)        Legends. Lending Party understands that the certificates or other instruments representing the Borrower Securities have been and will be issued pursuant to an exemption from registration or qualification under the Securities Act and applicable state securities laws and, during any time that the resale of the Borrower Securities consisting of Borrower capital stock are not registered under the Securities Act or are not eligible for sale pursuant to Rule 144, the stock certificates representing such Borrower Securities shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

17.          Agent.

(a)           Appointment.  Each Lender hereby designates and appoints Full Circle Capital Corporation as its agent under this Agreement and the Loan Documents, and each Lender hereby irrevocably authorizes Agent to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto.  Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders. The provisions of this Section 17 are solely for the benefit of Agent and Lenders and neither Borrower nor any of its Affiliates shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Agent shall act solely as an administrative representative of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Lenders, Borrower or any Loan Party.  Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

(b)           Reliance.  Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.  Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

(c)           Agent Individually.  With respect to the Loans made by it, Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lenders.  The terms “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender or one of the Required Lenders.  Agent may lend money to, and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as Agent pursuant hereto.

(d)           Successor Agent.

(i)            Resignation.  Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to Borrower and Lenders.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided below.

(ii)           Appointment of Successor.  Upon any such notice of resignation pursuant to clause (e)(i) above, the Required Lenders shall, upon receipt of Borrower’s prior consent which shall not unreasonably be withheld, appoint a successor Agent.  If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, as the Required Lenders, upon receipt of Borrower’s prior written consent which shall not be unreasonably withheld, appoint a successor Agent as provided above.

(iii)         Successor Agent.  Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. The former Agent shall promptly transfer all Collateral held by it as Agent to the successor Agent.

(iv)        Notwithstanding anything to the contrary set forth herein, the Lenders holding not less than a majority of the outstanding amount of the principal of the Loans (excluding for purposes of this determination, amounts held by the Agent or its Affiliates) may remove the Agent if: (i) the Agent commits fraud, is grossly negligent or engages in willful misconduct in the performance of its duties under the Loan Documents, (ii) an Insolvency Event occurs with respect to the Agent or (iii) the Agent materially breaches its duties and such breach is continuing, provided that, in the cases of clause (i) and (iii) above, the Lenders shall have provided Agent with a detailed description of the activities that the Agent is alleged to have performed or failed to perform and the Agent shall have not cured or otherwise established that no such action or failure to act has occurred.

(v)          For purposes hereof, “Insolvency Event” shall mean that the Agent shall (i) have an order for relief entered with respect to it under any federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (iv) institute any proceeding seeking an order for relief under any federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law as now or hereafter in effect seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any such law relating to bankruptcy, insolvency or reorganization or relief of debtors, fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it or file an answer admitting the material allegations of a petition filed against itself in any such proceeding, (v) dissolve, wind up or liquidate, (vi) take any corporate, organizational or similar action to authorize or effect any of the foregoing actions, or (vii) fail to contest in good faith any appointment or proceeding described in the foregoing.

(e)           Confirmation of Authority; Execution of Releases.  Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by Lenders, Lenders agree to confirm in writing, upon request by Borrower, the authority to release any property covered by this Agreement or the Loan Documents.  So long as no Default is then continuing, upon receipt by Agent of confirmation from the Required Lenders, of its authority to release any particular item or types of property covered by this Agreement or the Loan Documents, and upon at least five (5) Business Days prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon such Collateral; provided, however, that (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Loan Party, in respect of), all interests retained by any Loan Party, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the property covered by this Agreement or the Loan Documents.

(f)            Assignment to Agent.  In the event that the Agent requests the consent of a Lender hereunder and such consent is denied, then the Agent may, in its sole discretion, require such Lender to assign all of its rights and interests hereunder (including, without limitation, all or a portion of its Commitments owing to it), to the Agent or a designated Lender for a price equal to such Lender’s pro rata share of the outstanding Commitments plus accrued and unpaid interest and fees due to such Lender, which interest and fees shall be paid to such Lender when collected from the Borrower. If the Agent elects to require any Lender to assign its rights and interest to the Agent or a designated Lender, the Agent shall so notify such Lender within forty-five (45) days following such Lender’s denial of such consent, and such Lender shall assign its rights and interest by no later than five (5) Business Days following receipt of such notice by execution and delivery of an Assignment and Acceptance.

(g)           Discretionary Advances. The Agent is hereby authorized by the Borrower and the Lenders, from time to time in the Agent’s sole discretion, after the occurrence and during the continuation of a Default, to make Loans to the Borrower on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (c) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement or any other Loan Document; provided, that at any time after giving effect to any such Loans, the outstanding Loans do not exceed the Term Loan Commitment.

(h)           Distribution; Application; Apportionment. Not less than once per month, or more frequently at the Agent’s election (each a “Settlement Date”), the Agent shall advise each Lender by telephone, telecopy or email of the amount of each Lender’s pro rata share of all principal, interest and fees received by the Agent for the ratable account of the Lenders since the prior Settlement Date.  Such payments received by the Agent shall be paid to the Lenders not later than 4:00 p.m. (New York time) on the Business Day following each payment by or on behalf of Borrower.  Payments received by the Agent after 12:00 noon (New York time) shall be deemed to have been received by the Agent on the next Business Day.  So long as there does not exist a Default, all payments of principal and interest in respect of outstanding Loans and any late charges with respect thereto, all payments of the fees described in this Agreement, and all payments in respect of any other Obligations shall be allocated among such of the Lenders as are entitled thereto, in proportion to their respective pro rata shares or otherwise as provided herein.  The Agent shall promptly distribute to each Lender at its primary address set forth on the appropriate counterpart signature page hereof or on the Assignment and Acceptance, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided, that, the Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including without limitation instructions from the Required Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.  The order of priority herein is set forth solely to determine the rights and priorities of the Lenders as among themselves and may at any time or from time to time be changed by the Lenders as they may elect, in writing, without necessity of notice to or consent of or approval by the Borrower or any other Person.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Grantors, Agent and Lenders have executed this Loan, Guaranty and Security Agreement as of the day and year first above written.

GRANTORS:
SRB-MT, LLC
RICEBRAN TECHNOLOGIES

		By:	/s/ J. Dale Belt
By:	/s/ J. Dale Belt	Name: J. Dale Belt
Name: J. Dale Belt		Title: Secretary & VP
Title: Secretary & Exec. VP/CFO
SRB-WS, LLC
NUTRACEA, LLC

		By:	/s/ J. Dale Belt
By:	/s/ J. Dale Belt	Name: J. Dale Belt
Name: J. Dale Belt		Title: Secretary & VP
Title: Secretary & VP
SRB-IP, LLC
RICE RX, LLC

		By:	/s/ J. Dale Belt
By:	/s/ J. Dale Belt	Name: J. Dale Belt
Name: J. Dale Belt		Title: Secretary & VP
Title: Secretary & VP
HEALTHY NATURAL, INC.
RICE SCIENCE LLC

		By:	/s/ J. Dale Belt
By:	/s/ J. Dale Belt	Name: J. Dale Belt
Name: J. Dale Belt		Title: Secretary & VP
Title: Secretary & VP
THE RICEX COMPANY
SRB-MERM, LLC

		By:	/s/ J. Dale Belt
By:	/s/ J. Dale Belt	Name: J. Dale Belt
Name: J. Dale Belt		Title: Secretary & VP
Title: Secretary & VP

SRB-LC, LLC		RICEX NUTRIENT, INC.

By:	/s/ J. Dale Belt	By:	/s/ J. Dale Belt
Name: J. Dale Belt		Name: J. Dale Belt
Title: Secretary & VP		Title: Secretary & VP

[Signature Page  to Loan Agreement]

Agreed to and accepted this 12th day of May, 2015.

AGENT AND LENDER

FULL CIRCLE CAPITAL CORPORATION

By:	/s/ Gregg Felton
Name:	Gregg Felton
Title:	President and Chief Executive Officer

[Signature Page  to Loan Agreement]

SCHEDULE

1.                     Borrowing Base
"Borrowing Base" means, at any time, an amount equal to:
(A)	90% of the dollar amount of Eligible Accounts;

plus

(B)	60% of the dollar amount of Eligible Inventory (not to exceed 85% of net orderly liquidation value);

minus

(C)	the sum of such reserves as Agent may reasonably establish from time to time in its discretion.

2.                    Accounts Eligibility

(a)            Accounts Age:  Any Account with respect to which more than sixty (60) days have elapsed since the date of the original invoice therefor;

(b)            Cross-Aging Percentage:  20%

(c)            Concentration Limit:  20%, but 35% with respect to Zurvita and its Affiliates

3.                   Permitted Liens

Existing Liens and financing statements:

Entity	Date	Lienholder	Number
Rice Science, LLC	1/18/12	Subordinated Creditors*	12-20208381
Rice Science, LLC	1/20/12	Harold Guy Delemarter, Brian Rick Delamarter, and Greg Vislocky*	12-20253957
The RiceX Company	1/18/12	Subordinated Creditors*	12-20208134
The RiceX Company	1/20/12	Harold Guy Delemarter, Brian Rick Delamarter, and Greg Vislocky*	12-20253957
The RiceX Company	1/20/12	Harold Guy Delemarter, Brian Rick Delamarter, and Greg Vislocky*	20127298013063
Rice Science, LLC	1/20/12	Harold Guy Delemarter, Brian Rick Delamarter, and Greg Vislocky*	20127298013063
*The term "Subordinated Creditors" is defined in the Subordination Agreement. Each of Harold Guy Delemarter, Brian Rick Delamarter, and Greg Vislocky is a party to the Subordination Agreement and is a subordinated creditor under the Subordination Agreement.

4.                   Persons Authorized to Request Loans
Dale Belt
John Short
Dennis Dykes

5.                    Omitted

6.                    Conditions To Initial Loans

Items listed below are required to be delivered, in form and substance satisfactory to Agent in its sole discretion, and the other conditions described below are required to be satisfied in a manner satisfactory to Agent in its sole discretion, in each case as a condition to each Lender's obligation to fund the initial Loans on the Closing Date to Borrower under this Agreement.

Certified certificate of incorporation of each Grantor or other equivalent constituent document.

Bylaws or Operating Agreements of each Grantor

Secretary's certificate as to constituent documents, operating agreements, authorizing action (e.g., corporate resolutions) and incumbency of officers/status and specimen signatures of authorized signers

Good Standing Certificate (state of organization and all other states in which each Borrower is qualified to do business, except as would not result in a Material Adverse Effect)

UCC lien search results

Payoff letter from any lender whose loans are to be refinanced from proceeds of Loans made under this Agreement

Lien termination documents from existing lender, any other creditor whose filings are to be terminated, etc.

Mortgages

Collateral Assignment of Agreements

Pledge Agreements

Assignment of Intellectual Property Rights

Fee Letter

Validity Agreements

Subordination Agreements

Warrants

Financial statements

Minimum total liquidity of $1,000,000 at closing, inclusive of cash on hand and availability of Revolving Loans

Quality of Earnings Report and Appraisal Report satisfactory to Agent in its sole discretion

UCC-1 financing statements

Evidence of insurance and delivery of certificates and endorsements naming Agent and Lenders as additional insured and lender's loss payee

Landlord waivers

Officer's certificate as to representations, warranties and no defaults

Opinion letter of Borrower's legal counsel

Post-Closing letter (which shall include the requirement to obtain landlord waivers)

All other items described on the Schedule of Closing Documents previously delivered by Agent or Agent's counsel to Borrower or Borrower's legal counsel

Such other agreements, documents, instruments, certificates and other items as Agent or its counsel may reasonably request

7.                    Termination Date

This Agreement will terminate on June 1, 2018; provided that the Borrower may request, not later than ninety (90) days prior to the then scheduled maturity date, and the Agent and Lender in their sole discretion may grant up to two (2) one-year extensions of the maturity date, subject to the payment of extension fee equal to 2% of the then outstanding Term Loan and Revolving Commitment for each one-year extension.

8.                    Interest Margin:10.75%

9.                   Default Margin:3.0%

10.                Fees

a.                   Upon execution of this Agreement, in consideration of Agent's structuring, approving and committing to this Agreement, but without affecting Borrower's obligation to reimburse Agent for costs associated with this Agreement and the transactions contemplated hereby as provided elsewhere in this Agreement, Borrower agrees to pay Agent a fee in the amount of 3.0% of the Term Loan Commitment and the Revolver Commitment, which will be fully earned on the Closing Date and non-refundable when paid.

b.                   For services performed by Agent in connection with Agent's continuing administration hereof, Borrower shall pay to Agent an annual fee in an amount equal to 0.25% of the average unused portion of the Revolver Commitment, payable monthly in arrears on the first Business Day of each month.

c.                   In consideration of Agent's collateral monitoring activities, Borrower will pay Agent a fee in an amount equal to 0.25% per annum of the sum of (i) on the Revolver Commitment, (ii) the outstanding principal balance of the Term Loan and (iii) the outstanding principal balance of any additional liens under Section 2(g) hereof, payable monthly in arrears on the first Business Day of each calendar month and on the Maturity Date or other termination date of this Agreement (with the portion of such fee payable on the Maturity Date or other termination date to be calculated for the period from the first day of the month during which the Maturity Date or other termination date occurs through the Maturity Date or other termination date), beginning on the first such date following the Closing Date.

d.                   In the event that the Term Loan is prepaid for any reason, or the Revolver Commitment is reduced or terminated, Borrower will pay to Agent on or prior to the effective date of such termination or prepayment at the following premiums expressed as a percentage of the amount terminated or prepaid based upon the event triggering such prepayment or termination:

Pay Date	Premium
Prior to June 1, 2016	No call
June 1, 2016 to May 31, 2017	101%
Thereafter	100%

e.                    Upon any advance of additional loans pursuant to Section 2(g) hereof, the Borrower shall pay to the Agent for the benefit of the Lender or Lenders making such advance, a fee equal to 3.0% of such advance.

All of the foregoing fees constitute compensation to Agent and Lenders for services rendered and are not interest or a charge for the use of money.  Each installment of such fees shall be fully earned when due and payable and shall not be subject to refund or rebate.

11.                Organizational Information

Exact Legal Name of Grantor:  RiceBran Technologies
State of Organization: California
Type of Organization:  Corporation
Organizational Identification Number:  C2082847

Exact Legal Name of Grantor:  Healthy Natural Inc.
State of Organization:  Nevada
Type of Organization:  Corporation
Organizational Identification Number: E0257892008-6

Exact Legal Name of Grantor:  NutraCea, LLC
State of Organization:  Delaware
Type of Organization:  Limited Liability Company
Organizational Identification Number:  5104887

Exact Legal Name of Grantor:   Rice Rx, LLC
State of Organization:  Delaware
Type of Organization:  Limited Liability Company
Organizational Identification Number: 4479497

Exact Legal Name of Grantor: Rice Science, LLC
State of Organization: Delaware
Type of Organization:  Limited Liability Company
Organizational Identification Number:  4479495

Exact Legal Name of Grantor:  The RiceX Company
State of Organization:  Delaware
Type of Organization:  Corporation
Organizational Identification Number: 2890978

Exact Legal Name of Grantor: RiceX Nutrients, Inc.
State of Organization:  Montana
Type of Organization:  Corporation
Organizational Identification Number:  D088913

Exact Legal Name of Grantor:   SRB-MERM, LLC
State of Organization:  Delaware
Type of Organization:  Limited Liability Company
Organizational Identification Number: 5104876

Exact Legal Name of Grantor:   SRB-LC, LLC
State of Organization: Delaware
Type of Organization:  Limited Liability Company
Organizational Identification Number:  5104880

Exact Legal Name of Grantor:   SRB-MT, LLC
State of Organization:  Delaware
Type of Organization:  Limited Liability Company
Organizational Identification Number: 5104881

Exact Legal Name of Grantor:  SRB-WS, LLC
State of Organization: Delaware
Type of Organization:  Limited Liability Company
Organizational Identification Number:  5104883

Exact Legal Name of Grantor:  SRB-IP, LLC
State of Organization:  Delaware
Type of Organization:  Limited Liability Company
Organizational Identification Number: 5104886

12.                Subsidiaries and Investments in Other Persons:

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation
Grain Enhancement, LLC (2) (6)	Delaware limited liability company
Nutra SA, LLC (3)	Delaware limited liability company
Healthy Natural Inc. (1)	Nevada
Industria Riograndens De Oleos Vegetais Ltda (4)	Limited liability company organized under the laws of the
Federative Republic of Brazil
NutraCea, LLC (1)	Delaware limited liability company
RBT PRO, LLC (8)	Delaware limited liability company
Rice Rx, LLC (1)	Delaware limited liability company
Rice Science LLC (1)	Delaware limited liability company
The RiceX Company (1)	Delaware corporation
RiceX Nutrients, Inc. (5)	Montana corporation.
SRB- MERM, LLC (7)	Delaware limited liability company
SRB-LC, LLC (7)	Delaware limited liability company
SRB-MT, LLC (7)	Delaware limited liability company
SRB-WS, LLC (7)	Delaware limited liability company
SRB- IP, LLC (7)	Delaware limited liability company

(1)                  wholly owned subsidiary of RiceBran Technologies
(2)                  47.5% interest
(3)                 66.1% interest
(4)                 wholly owned subsidiary of Nutra SA, LLC
(5)                 wholly owned subsidiary of The RiceX Company
(6)                  inactive
(7)                 wholly owned subsidiary of NutraCea, LLC
(8)                 50.0 % interest

13.                Pending Litigation:
None.

14.                Existing Debt and Guarantees:
The Subordinated Debt

15.                Prior Legal Names: NutraCea.

Prior or Current Trade or Fictitious Names:  None.

16.                Locations of Offices and Collateral:

Current Chief Executive Office of Borrower:
6720 N. Scottsdale Road, Suite # 390
Scottsdale, Arizona 85253

Other Current Collateral Locations:
1575 East Bench Rd., Dillon, MT 59725
3512 E. Bench Road, Dillon, MT 59725
179 Court 15th Street, Mermentau, LA 70556
170 South 13th Street, Mermentau, LA 70556
3000, 3002, 3010 Skyway Circle N, Irving, TX 75038
2224 Industrial Boulevard, West Sacramento, CA 95691
2928 Ramco Street, Suite 120, West Sacramento, CA 95691
1603 Old Highway 99, Arbuckle, CA 95912
5029 Joe Spears Rd., Iowa, LA 70647

17.                Ownership Structure:
Common stock is publicly traded.

18.                Owned Real Property:
1575 East Bench Rd., Dillon, MT 59725
170 South 13th Street, Mermentau, LA 70556
5029 Joe Spears Rd., Iowa, LA 70647

Leased Real Property (including legal name of landlord and monthly rent):
Amended Lease Dated May 16, 2017 between Sacramento Southport LLC, as Landlord, and RiceBran Technologies, as tenant, related to the 27,203 sq. ft. of warehouse and office area located at 2928 Ramco Street, West Sacramento, California.

Amended Office Lease dated November 23, 2009 between Scottsdale Spectrum, LLC, as Landlord, and RiceBran Technologies, as tenant, related to the 256,670 rentable sq. ft. located at 6720 North Scottsdale Road, Scottsdale, Arizona.

Warehouse Lease dated April 15, 2007 between Farmer's Rice Milling Company, Inc., as landlord, RiceBran Technologies, as tenant, related to the approximately 12,000 square feet of land, Joe Spears Road, Lake Charles, Louisiana.

Amended Ground Lease dated November 1, 2008 between Farmer's Rice Milling Company, Inc., as landlord, and RiceBran Technologies, as tenant, related to the 5.107 acres, South of Joe Spears Road, Lake Charles, Louisiana.

Warehousemen, processors, consignees or other bailees in possession or control of any Inventory (include name, address where Inventory is stored and description of the arrangement):
None

19.                Bank Accounts: Grantors maintain the following deposit accounts:

Borrower/Bank	Account Number

19A.            Intellectual Property:

Patents:
THE RICEX COMPANY:
Patent #	Reel/Frame
5512287	030591/0960
5985344	030591/0960
6126943	030591/0960
6303586	030591/0960
6350473	030591/0960
6558714	030591/0960
6733799	030591/0960

NUTRACEA / RICEBRAN TECHNOLOGIES:

Patent #	Reel/Frame
5512287	030591/0960
5985344	030591/0960
6126943	030591/0960
6303586	030591/0960
6350473	030591/0960
6558714	030591/0960
6733799	030591/0960
6902739	030591/0960
6902739	030591/0933

Trademarks:

THE RICEX COMPANY:

Ser#	Reg#	Reel/Frame	Mark
78769744	3317370	5044/0485	RICE X

NUTRACEA / RICEBRAN TECHNOLOGIES:

Ser#	Reg#	Reel/Frame	Mark
76045704	2461604	5044/0485	RISOLUBLES
76070970	2461745	5044/0485	NutraStar Incorporated
76313803	2658784	5044/0485	NutraStar Incororated
77187242	3375432	5044/0485	MAX-E-BRAN SRB
77383574	3581499	5044/0485	RIBALANCE

77396048	3501581	5044/0485	NUTRACEA STABILIZED RICE BRAN
77597273	3652856	5044/0485	PELOTAS
77670444	3948284	5044/0485	RIPROSPORT
78075504	2659543	5044/0485	EQUINE SHINE STABILIZED RICE BRAN
78288835	2979145	5044/0485	CEA 100
78596468	3256988	5044/0485	DR. VETZ
78769744	3317370	5044/0485	RICE X
78777214	3229286	5044/0485	THE RICE PATTY COLLECTION
78791191	3410639	5044/0485	SERVING MANKIND
85451243	4266719	5044/0485	NUTRITION BY NATURE
8573998	4512804	5044/0485	RICEBRAN TECHOLOGIES
85741574	NONE	5044/0485	RICEBRAN TECH
85741584	4573008	5044/0485	RICEBRANTECH
85799060	NONE	5044/0485	STABILIZED RICE BRAN
85882576	4683405	5044/0485	PRORYZA
85882594	NONE	5044/0485	RIBRANPRO

19B.            Labor Matters.
None

20.               Commercial Tort Claims:
None

21.               Financial Covenants:

(a)                 Total Debt to Adjusted EBITDA:  Borrower shall maintain at all times, on a consolidated basis, Total Debt to Adjusted EBITDA not to exceed the following as of the end of each month in the following quarterly periods:

Qtr. Ended	Ratio Covenant
6/30/2015	5.00x
9/30/2015	4.00x
12/31/2015	4.00x
3/31/2016	3.50x
6/30/2016	3.00x
9/30/2016	2.50x
12/31/2016	2.50x
3/31/2017	2.00x
6/30/2017	2.00x
9/30/2017	2.00x

(b)                 Senior Debt to Adjusted EBITDA:  Borrower shall maintain at all times, on a consolidated basis, Senior Debt to Adjusted EBITDA not to exceed the following as of the end of each month in the following quarterly periods.

Qtr. Ended	Ratio Covenant
6/30/2015	3.00x
9/30/2015	2.50x
12/31/2015	2.00x
3/31/2016	2.00x
6/30/2016	2.00x
9/30/2016	2.00x
12/31/2016	2.00x
3/31/2017	1.50x
6/30/2017	1.50x
9/30/2017	1.50x

(c)                 Adjusted EBITDA to Fixed Charges: Borrower shall maintain at all times, on a consolidated basis, Adjusted EBITDA to Fixed Charges of not less than the following as of the end of each month in the following quarterly periods:

Qtr. Ended	Ratio Covenant
6/30/2015	1.50x
9/30/2015	1.50x
12/31/2015	1.50x
3/31/2016	2.00x
6/30/2016	2.00x
9/30/2016	2.00x
12/31/2016	2.00x
3/31/2017	2.50x
6/30/2017	2.50x
9/30/2017	2.50x

(d)                 Maximum Capital Expenditures: For the year ended December 31, 2015, the Grantors may incur Capital Expenditures funded solely with the proceeds of the Term Loan A (the "Funded CapEx") in an amount up to $2,500,000, provided that to the extent the entire Funded Capex is not spent in 2015, and remaining amount may be spent prior to June 30, 2016.  The Funded CapEx shall not be included in the calculation of Fixed Charges and any Funded CapEx spent prior to June 30, 2016 shall not limit the amount of Capital Expenditures that may be incurred in 2016 in accordance with the following sentence. For the year ended December 31, 2016, the Grantors shall not incur Capital Expenditures funded by internal cash flow in excess of $600,000 per calendar year.

(e)                 Minimum Liquidity.  The Grantors shall at all times maintain cash on hand, including availability under the Revolving Commitment, of not less than $2,000,000, provided that at least $1,000,000 of such amount must be in the form of cash on hand.

(f)                  Max Leverage Ratio. Solely with respect to determining whether additional loans shall be advanced pursuant to Section 2(g) hereof, after giving effect to such additional loans, the ratio (the "Max Leverage Ratio") of Senior Debt to Run-Rate EBITDA shall not exceed 2.5x.

Qtr. Ended	Max Lev. Ratio
6/30/2015	2.50x
9/30/2015	2.50x
12/31/2015	2.50x
3/31/2016	2.50x
6/30/2016	2.50x
9/30/2016	2.50x
12/31/2016	2.50x
3/31/2017	2.50x
6/30/2017	2.50x
9/30/2017	2.50x

22.               Permitted Purchase Money Debt:   $200,000.

23.               Omitted

24.                Omitted

25.                Omitted

26.               Borrowing Base Certificates:  Borrower shall deliver to Agent a Borrowing Base Certificate no less frequently than monthly (by the tenth day of each month and determined as of the close of business on the last Business Day of the immediately preceding month).

27.                Field Examinations:  Borrower agrees to pay to Agent customary fees and disbursements relating to field examinations of the Collateral, Borrower, Borrower's business and Borrower's books and records, which, as of the Closing Date, are $1,000.00 per day per examiner plus all of the reasonable, documented out-of-pocket examination costs and travel and other expenses incurred by such examiners. Absent a Default, Agent may perform up to two (2) field examinations per calendar year.  Borrower hereby agrees that Agent may perform additional field examinations as required in Agent's reasonable discretion, but absent a Default hereunder the cost of any such field examinations shall be borne by Agent.

28.               Cross Default Amount:  $175,000

29.                Judgment Cross Default Amount:$175,000

30.                Omitted

31.               Notice Addresses:

If to Grantors :
c/o RiceBran Technologies
6720 N. Scottsdale Road, Suite # 390
Scottsdale, Arizona 85253
Attn: Office of the CFO
Email: dbelt@ricebrantech.com

With a copy to (which shall not constitute notice):

Weintraub Tobin
400 Capitol Mall, 11th Flr
Sacramento, CA 95814
Attn: Christopher Chediak
Email: Chediak@weintraub.com

If to Agent or Lenders :	Full Circle Capital Corporation, as Agent
102 Greenwich Avenue,
2nd Floor
Greenwich, CT 06830
Attn.: Gregg J. Felton
Email: gfelton@fcfcapital.com

With a copy to (which shall not constitute notice):

LeClairRyan, A Professional Corporation
One Riverfront Plaza
1037 Raymond Boulevard, Sixteenth Floor
Newark, NJ 07102
Attn: James T. Seery
Facsimile No.: 973-491-3415
Email: james.seery@leclairryan.com

EXHIBIT A

Form of Borrowing Base Certificate

RiceBran Technologies
Borrowing Base Certificate
Report Date:  Month Day, Year
Certificate Date: Month Day, Year
Certificate #  Input Number

I.	Gross Accounts Receivable		$-
II.	Less: Ineligible		-
III.	Eligible Accounts Receivable		-

IV.	Eligible Accounts Receivable		$-
V.	Advance Rate		90.00%
VI.	Net Eligible A/R Collateral - (Eligible A/R Collateral x Advance Rate)		-

VII.	Less: Reserves		-

VIII.	Gross Inventory	$
IX.	Less: Ineligible		-
X.	Eligible Inventory	$

XI.	Eligible Inventory	$
XII	Advance Rate		60.00%
XIII.	Net Eligible Inventory Collateral - (Eligible Inventory Collateral x Advance Rate)		-

XIV.	Total Eligible Collateral		$-

XV.	Obligation Limit - the lesser of:
	(a) Borrowing Limit		$3,500,000
	(b) Eligible Collateral		-
	Obligation Limit		-

XVI.	Obligation Amount
	Beginning Principal Balance (Prior Certificate)		$-
	Plus: Advances		-
	Less: Principal Payments (net of interest/adjustments)		-

	Obligation Amount		-

XVII.	Borrowing Base Surplus / (Borrowing Base Deficiency)		$-

XVII.	Advance Request		$-

The undersigned hereby represents and warrants that this report is true and accurate as of the date hereof, in accordance with the terms and conditions of the Loan, Guaranty and Security Agreement ("LGSA") dated ___________, 2015.   Capitalized terms used herein and otherwise defined herein shall have the meanings specified in the LGSA.

By :
Name:
Title:
Date:

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

[to be provided on Borrower's letterhead]

__________________, 201__

Full Circle Capital Corporation
102 Greenwich Avenue
2nd Floor
Greenwich, CT  06830

The undersigned, the [__________] of RiceBran Technologies certifies in [his/her] official capacity as [__________] and not individually, to Full Circle Capital Corporation, a Maryland corporation, as Agent and as Lender under that certain Loan, Guaranty and Security Agreement dated as of __________, 2015 between Borrower, Agent, Lender and certain other parties (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Loan Agreement").  Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

No Default exists on the date hereof, other than: [__________] [if none, so state].

Set forth on Appendix 1 attached hereto is a correct calculation with respect to the financial covenants of Borrower under the Loan Agreement as of [__________].

Yours truly,

RICEBRAN TECHNOLOGIES

By:
Name:
Title:

[Covenant Calculations]